UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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On2 Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ON2 TECHNOLOGIES, INC.
3 CORPORATE DRIVE
SUITE 100
CLIFTON PARK, NEW YORK 12065
(518) 348-0099

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 20, 2009

          As a stockholder of ON2 TECHNOLOGIES, INC., a Delaware corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Stockholders of the Company to be held at 3 Corporate Drive, Suite 100, Clifton Park, New York 12065 at 9:00 a.m., Eastern Time, on May 20, 2009, for the following purposes:

1.	To elect six directors to serve as the Board of Directors for the term commencing immediately following the Annual Meeting;

2.	To ratify the selection of Marcum & Kliegman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

          The Board of Directors has fixed the close of business on March 31, 2009, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of March 31, 2009, there were 175,510,794 shares of common stock outstanding. Only stockholders of record at the close of business on March 31, 2009 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

          We are pleased that this year we are taking advantage of the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders via the Internet. We believe that delivering the proxy materials electronically and enabling our stockholders to vote online will expedite delivery of the proxy materials and lower the costs and environmental impact of our annual meeting.

          On or about April 6, 2009, we will mail to our stockholders a notice with instructions for accessing our 2009 Proxy Statement and our 2008 annual report and how to vote online. The notice also instructs stockholders on how to request a paper copy of the documents. If you received your proxy materials via e-mail, the e-mail contains voting instructions and links to these documents on the Internet.

          We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you kindly MARK, SIGN, DATE and RETURN the enclosed proxy card promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

          Your attention is directed to the attached Proxy Statement.

By Order of The Board of Directors,

/s/ Matthew Frost
Matthew Frost
Interim Chief Executive Officer,
Chief Operating Officer

Clifton Park, New York
April 6, 2009

ON2 TECHNOLOGIES, INC.
3 CORPORATE DRIVE
SUITE 100
CLIFTON PARK, NEW YORK 12065
(518) 348-0099

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 20, 2009

          The Annual Meeting of Stockholders of On2 Technologies, Inc., a Delaware corporation (“On2”), will be held on May 20, 2009, at 3 Corporate Drive, Suite 100, Clifton Park, New York 12065, at 9:00 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies by On2’s Board of Directors on behalf of On2 in connection with such meeting and any continuation or adjournment thereof. If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies (except for those proxies that have been effectively revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

          On2 will bear the costs of soliciting proxies. In addition to solicitation by mail, certain Directors, officers and employees of On2 may solicit proxies in person, electronically or by telephone at no additional compensation. On2 will also request record holders of On2’s common stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges.

          At any time before the voting of any proxy given pursuant to this solicitation, stockholders may revoke such proxy by giving written notice to the Secretary of On2, by signing and delivering a duly-executed proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The persons named in the form of proxy solicited by the On2 Board of Directors will vote all proxies that have been properly executed. If a stockholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE PROPOSAL LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy also may vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matter being considered at the Annual Meeting.

          A copy of On2’s Annual Report to Stockholders for the year ended December 31, 2008, including financial statements, has been sent or made available simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting. The accompanying Proxy Statement provides you with detailed information about each of the proposals. We urge you to read the entire Proxy Statement carefully.

          This Proxy Statement and the enclosed form of proxy are first being sent or made available to On2’s stockholders on or about April 6, 2009.

ON2 TECHNOLOGIES, INC.

Proxy Statement for 2009 Annual Meeting of Stockholders

PROPOSAL NO. 1

ELECTION OF DIRECTORS

          The six persons named below have been nominated by the Board of Directors (acting on the recommendation of the Nominating and Governance Committee) for election to the Board of Directors at the Annual Meeting. All of the nominees are currently Directors and were elected at the last Annual Meeting of Stockholders. Unless they earlier resign or are removed, the persons elected will hold office as Directors of On2 until the next Annual Meeting of Stockholders and until their successors are elected and qualified. It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason, the shares represented by properly-executed proxies may be voted at the discretion of the persons named therein for a substitute nominee or nominees, determined by the Board.

          The following sets forth the names, ages, offices and business experience, of the nominees and other information with respect to them:

Nominees

Name	Age	Principal Occupation During the Last 5 Years

Mike Alfant	47
Mr. Alfant has served as a Director of On2 since May 2004. He is president and CEO of Fusion Systems Co., Ltd., a company he founded in 2005. Previously, Mr. Alfant worked as a founder and partner in Building2, a technology investment company located in Tokyo and Boston. From 1992 to 1999, Mr. Alfant was president of Fusion Systems Japan, an IT solutions company that he founded and that was eventually acquired by IMRglobal Corporation. Mr. Alfant serves as a vice president of the American Chamber of Commerce in Japan.

Mike Kopetski	59
Mr. Kopetski has served as a Director of On2 since August, 2003. Mr. Kopetski was involved in politics for 25 years, including service as an Oregon state legislator and a Member of the U.S. House of Representatives. In Congress, he served on the House Judiciary Committee and later on the House Ways and Means Committee. Since 1996, Mr. Kopetski has worked as an international trade consultant, including representing major American companies doing business in China. In 2006, Mr. Kopetski relocated to Indonesia, where he works as a consultant on government capacity building projects. Mr. Kopetski is a graduate of The American University and Northwestern School of Law at Lewis & Clark College.

J. Allen Kosowsky	61
Mr. Kosowsky has served as a Director of On2 since January 2003 and as the Chairman of the Board since February 2007. Mr. Kosowsky is the Chairman of On2’s Audit Committee and its financial expert. Since 1992, Mr. Kosowsky has run J. Allen Kosowsky, CPA, P.C., a firm in Shelton, Connecticut that specializes in forensic accounting and analysis, business valuations, and interim management services. From November 1995 to April 2002, he was a Director of Webster Bank. He has also served as interim CFO of FIND/SVP and Memry Corporation. In addition, until 2003, Mr. Kosowsky served as an Advisory Board Member of the Digital Angel Trust, which oversaw financial interests in Digital Angel Corporation.

James Meyer	50
Mr. Meyer has been a Director of On2 since May 2005. Since May 2006, he has served as CEO of Mindset Media, LLC an internet ad technology and market research company he founded, in Tarrytown, NY. From February 2006 to May 2006, he served as Interim President and Chief Executive Officer of On2. Previously, Mr. Meyer served as a managing Director at Novantas, a consulting management firm in New York, where he specialized in market segmentation, marketing strategy, and pricing. Mr. Meyer was an advertising agency executive for 20 years and an independent marketing consultant for two years before joining Novantas. He holds a B.A. and a M.B.A. from Duke University.

Afsaneh Naimollah	51
Ms. Naimollah has served as a Director of On2 since May 2005. From January 2000 until the present, Ms. Naimollah has been the Managing Partner of Chela Capital Partners, a mergers and acquisition advisory firm that she founded.

Thomas Weigman	61
Mr. Weigman has served as a Director of On2 since February 2002. Since September 2006, Mr. Weigman has been the Senior Vice President of Wireless Services at AirCell, a firm introducing in-flight Internet and communications services to US airlines. Between September 2000 and September 2006, Mr. Weigman was a principal at two consulting practices, Riverstone Weston and MCAWorks, aimed at providing marketing counsel to technology oriented companies. From September 2003 until January 2004, Mr. Weigman was the Chief Marketing Officer of Intuit Inc., a software development company. From February 1999 to June 2000, Mr. Weigman was Senior Vice President, Consumer Strategy and Communications, of the Sprint Corporation. From January of 1995 to February of 1999 Mr. Weigman was the President of the Consumer Services Group, Long Distance Division of the Sprint Corporation. Since October 2005, Mr. Weigman has served on the Board of Directors of MDC Partners, a publicly-traded company.

          No family relationship exists between any of the nominees for election as Directors of On2.

          The persons nominated for election as Directors will, if elected, constitute On2’s entire Board of Directors. On2’s by-laws permit up to nine members on the Board. If the Board determines to increase the number of Directors to nine, then the Board may do so and may appoint as Directors individuals selected by the Board, who shall serve as Director until the next occasion when the Directors are elected by On2’s stockholders.

Voting Requirements to Adopt the Proposal

          The approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of On2’s common stock who are present in person or represented by proxy and are entitled to vote at the Annual Meeting. Under the rules of NYSE Amex, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Proposal

          On2 has selected Marcum & Kliegman LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2009. We anticipate that Marcum & Kliegman will, among other things, audit our 2009 financial statements and issue its report thereon, which will be included in our 2009 Annual Report on Form 10-K. Marcum & Kliegman has served as On2’s independent accountants since July 31, 2008, as of which date On2’s Audit Committee determined both to dismiss Eisner LLP and to engage Marcum & Kliegman.

          Eisner’s reports regarding our financial statements for the 2007 fiscal year and the subsequent interim period of their engagement in 2008 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

          During On2’s 2007 fiscal year and the subsequent interim period, we had no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that we and Eisner did not resolve.

          Except as described below, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during On2’s 2007 fiscal year or the subsequent interim period. During On2’s 2007 fiscal year and the subsequent interim period, On2 did not consult with Marcum & Kliegman regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

          As we disclosed in On2’s 2007 Annual Report on Form 10-K (the “2007 Annual Report”), in the course of preparing our 2007 financial statements, certain information came to the attention of our management that prompted us to initiate an independent review, conducted by the Audit Committee, concerning certain contracts with customers and the revenue that we had previously recognized in our financial statements for the quarters ended June 30, 2007 and September 30, 2007. This review (i) necessitated that we and Eisner delay completion of our 2007 audit and finalization of our 2007 Annual Report, (ii) led us to restate our quarterly financial statements for the quarters ended June 30, 2007 and September 30, 2007 and (iii) led us to identify three material weaknesses in our disclosure controls and procedures and internal control over financial reporting and prompted us to develop and implement appropriate remedial measures.

          The Audit Committee’s review and findings and the actions we have taken in response to the Audit Committee’s review are discussed in this Proxy Statement beginning at page 39 and were disclosed in, among other public reports, our 2008 Annual Report on Form 10-K under Item 9A, which is hereby incorporated herein by reference.

          In connection with the transition of independent accountants from Eisner to Marcum & Kliegman, we authorized Eisner to respond fully to any inquiries it may receive from Marcum & Kliegman with respect to the matters discussed above.

          On2 provided to Eisner an advance copy of the disclosure included in On2’s Current Report on Form 8-K, filed July 31, 2008 (as amended on August 4, 2008) (the “Change of Accountants Report”), with respect to our decision to change auditors to enable Eisner to review it and advise us as to whether Eisner agreed with such disclosure or to specify any matters with which it did not agree. Eisner responded that it agreed with that disclosure contained therein. We included a copy of Eisner’s letter to that effect as an exhibit to the Change of Accountants Report.

          During 2007 and the subsequent interim period, neither On2 nor any person acting on our behalf consulted with Marcum & Kliegman with respect to the application of accounting principles, the type of audit opinion that Marcum & Kliegman might render or (other than discussion of the independent review by the Audit Committee of the matters described above for general background purposes in connection with the Audit Committee’s consideration of Marcum & Kliegman as successor independent accountant) the subject matter of the independent review by the Audit Committee.

          On2 provided to Marcum & Kliegman an advance copy of the disclosure included in the Change of Accountants Report to enable Marcum & Kliegman to review it and advise us as to whether Marcum & Kliegman agreed with such disclosure or to specify any matters with which it did not agree. Marcum & Kliegman responded that it agreed with the disclosure contained therein. We included a copy of Marcum & Kliegman’s letter to that effect as an exhibit to the Change of Accountants Report.

          If the proposal to ratify the selection of Marcum & Kliegman is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the 2010 fiscal year. However, because of the expense and difficulty in changing independent auditors after the beginning of a fiscal year, the Board of Directors intends to allow the appointment for fiscal 2009 to stand unless the Board of Directors finds other reasons for making a change.

Voting Requirements to Adopt the Proposal

          The approval of this proposal requires the affirmative vote of the holders of a majority of On2’s outstanding shares of our common stock who are present in person or represented by proxy and are entitled to vote at the Annual Meeting. Under the rules of the NYSE Amex, brokers who hold shares in street name will have discretion, on behalf of their clients that hold shares as of the record date, to vote on this proposal when the brokers do not receive instructions from beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM & KLIEGMAN LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO EXAMINE AND REPORT UPON THE FINANCIAL STATEMENTS OF ON2 AND ITS CONSOLIDATED SUBSIDIARIES FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

          The following sets forth the names, ages and title of the Directors and the executive officers of On2:

Name	Age	Title

Matthew C. Frost	41	Interim Chief Executive Officer and Chief Operating Officer

Tim Reusing	37	General Counsel, Executive Vice President, Corporate & Business Development and Secretary

James Bankoski	40	Senior Vice President of Core Technologies and Chief Technology Officer

Paul Wilkins	44	Senior Vice President of Research and Development and Chief Technology Officer

Wayne Boomer	46	Senior Vice President and Chief Financial Officer

J. Allen Kosowsky	61	Chairman of the Board of Directors

Thomas Weigman	61	Director

Mike Kopetski	59	Director

Mike Alfant	48	Director

Afsaneh Naimollah	51	Director

James Meyer	50	Director

          No family relationship exists between any of the Directors or executive officers of On2.

          Mr. Frost has served as Interim Chief Executive Officer of the Company since June 11, 2008, when the Company’s Board of Directors appointed him to serve the Company in that capacity effective upon the resignation of Bill Joll, On2’s former President and Chief Executive Officer, until a replacement Chief Executive Officer accepts employment with the Company. At that time, the Board also appointed Mr. Frost as the Company’s Chief Operating Officer. Previously, Mr. Frost had been the Company’s General Counsel since February 2006, and from December 2003 to February 2006, he was Deputy General Counsel of the Company. Prior to working at the Company, Mr. Frost was associated with the law firms of Robinson & Cole LLP from March 2003 to December 2003, and Pillsbury Winthrop LLP from 2000 to March 2003.

          Mr. Reusing has served as General Counsel, Executive Vice President, Corporate and Business Development and Secretary since September 2008. From May 2007 to August 2008, Mr. Reusing served as Senior Vice President and General Counsel of Critical Mention, Inc., a television search and monitoring technology company. From October 2006 to May 2007, Mr. Reusing served as Senior Vice President and General Counsel of Muze Inc., a media information and database provider. From March 2006 to October 2006, Mr. Reusing served as On2’s Executive Vice President of Corporate Development and from January 2002 to March 2006, Mr. Reusing served as On2’s General Counsel.

          Mr. Bankoski has served as Chief Technology Officer and Senior Vice President of Core Technologies of the Company since July 2007. Mr. Bankoski joined On2 in 1998 as a Senior Systems Engineer, and has since served in roles as the Company’s Director of Development, Vice President and Senior Vice President. Prior to joining On2, Mr. Bankoski worked at a small consulting company in the Albany, New York area and as a software engineer at IBM.

          Mr. Wilkins has served as On2’s Chief Technology Officer and Senior Vice President of Research and Development since July 2007. Previously, Mr. Wilkins had served as the Company’s Senior Vice President of Research and Development since July 2002. From September 1999 to July 2002, Mr. Wilkins was On2’s Director of Research and Development. Before joining On2, Mr. Wilkins managed a small private company in the UK that developed video compression and image pre-processing technology.

          Mr. Boomer was appointed Senior Vice President and Chief Financial Officer of On2 on March 16, 2009. Prior to joining On2, Mr. Boomer worked as an independent business consultant since July 2007. From July 2002 to July 2007, Mr. Boomer served as Chief Financial Officer and Vice President of Finance at Inmedius, Inc. Previously, Mr. Boomer served for seven years in various finance roles with MapInfo Corporation, including four years as Director of Finance and Operations for MapInfo’s Europe, Middle East and Africa region.

          Mr. Kosowsky has served as a Director of On2 since January 2003 and as the Chairman of the Board since February 2007. Mr. Kosowsky is also the Chairman of On2’s Audit Committee and its financial expert. Since 1992, Mr. Kosowsky has run J. Allen Kosowsky, CPA, P.C., a firm in Shelton, Connecticut that specializes in forensic accounting and analysis, business valuations, and interim management services. From November 1995 to April 2002, he was a Director of Webster Bank. He has also served as interim CFO of FIND/SVP and Memry Corporation. In addition, until 2003, Mr. Kosowsky served as an Advisory Board Member of the Digital Angel Trust, which oversaw financial interests in Digital Angel Corporation.

          Mr. Weigman has served as a Director of On2 since February 2002. Since September 2006, Mr. Weigman has been the Senior Vice President of Wireless Services at AirCell, a firm introducing in-flight Internet and communications services to US airlines. Between September 2000 and September 2006, Mr. Weigman was a principal at two consulting practices, Riverstone Weston and MCAworks, aimed at providing marketing counsel to technology oriented companies. From September 2003 until January 2004, Mr. Weigman was the Chief Marketing Officer of Intuit Inc., a software development company. From February 1999 to June 2000, Mr. Weigman was Senior Vice President, Consumer Strategy and Communications, of the Sprint Corporation. From January of 1995 to February of 1999 Mr. Weigman was the President of the Consumer Services Group, Long Distance Division of the Sprint Corporation. Since October 2005, Mr. Weigman has served on the Board of Directors of MDC Partners, a publicly-traded company.

          Mr. Kopetski has served as a director of On2 since August 2003. Mr. Kopetski was involved in politics for 25 years, including service as an Oregon state legislator, and a Member of the U.S. House of Representatives. In Congress he served on the House Judiciary Committee and later on the House Ways and Means Committee. Since 1996, Mr. Kopetski has worked as an international trade consultant, including representing major American companies doing business in China. In 2006, Mr. Kopetski relocated to Indonesia, where he works as a consultant on government capacity building projects. Mr. Kopetski is a graduate of The American University and Northwestern School of Law at Lewis & Clark College.

          Mr. Alfant has served as a Director of On2 since May 2004. He is president and CEO of Fusion Systems Co., Ltd., a company he founded in 2005. Previously, Mr. Alfant worked as a founder and partner in Building2, a technology investment company located in Tokyo and Boston. From 1992 to 1999, Mr. Alfant was president of Fusion Systems Japan, an IT solutions company that he founded and that was eventually acquired by IMRglobal Corporation. Mr. Alfant serves as a vice president of the American Chamber of Commerce in Japan.

          Ms. Naimollah has served as a Director of On2 since May 2005. From January of 2000 until the present, Ms. Naimollah has been the Managing Partner of Chela Capital Partners, a mergers and acquisition advisory firm that she founded.

          Mr. Meyer has been a Director of On2 since May 2005. Since May 2006, he has served as CEO of Mindset Media, LLC, an internet ad technology and market research company that he founded. From February 2006 to May 2006, he served as Interim President and Chief Executive Officer of On2. Previously, Mr. Meyer served as a managing Director at Novantas, a consulting management firm in New York, where he specialized in market segmentation, marketing strategy, and pricing. Mr. Meyer was an advertising agency executive for 20 years and an independent marketing consultant for two years before joining Novantas. He holds a B.A. and a M.B.A. from Duke University.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

          The following information with respect to beneficial ownership, as of March 31, 2009, of shares of common stock is furnished with respect to (i) each Director of our company, (ii) each Named Executive Officer of the company, (iii) all current Directors and Named Executive Officers as a group, and (iv) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, together with their respective percentages. All ownership information is based upon filings made by those persons with the Securities and Exchange Commission or upon information provided to us. To our knowledge, each of the stockholders listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted. Unless otherwise indicated below, the address of each person named in the table below is in the care of On2 Technologies, Inc., 3 Corporate Drive, Suite 100, Clifton Park, New York 12065.

	Amount and Nature of Beneficial Ownership(1) (Number of Shares)
Name and Address of Beneficial Owner	Title of Class	Total	Percent of Class

James Bankoski(2) Senior Vice President of Core Technologies and Chief Technology Officer	Common	319,926	*

Wayne A. Boomer Senior Vice President and Chief Financial Officer	Common	200,000	*

Matthew Frost (3) Interim Chief Executive Officer and Chief Operating Officer	Common	1,032,358	*

Bill Joll(4) Until June 11, 2008, President and Chief Executive Officer	Common	1,607,629	*

Eero Kaikkonen(5) Until January 16, 2009, Chief Marketing Officer	Common	635,003	*

Anthony Principe (6) Until March 16, 2009, Senior Vice President and Chief Financial Officer	Common	414,248	*

Tim Reusing(7) General Counsel, Executive Vice President, Corporate and Business Development and Secretary	Common	303,333	*

Paul Wilkins(8) Senior Vice President of Research and Development and Chief Technology Officer	Common	178,597	*

Mike Alfant(9) Director	Common	489,363	*

Mike Kopetski(10) Director	Common	599,138	*

J. Allen Kosowsky(11) Director	Common	1,342,503	*

James Meyer (12) Director	Common	474,242	*

Afsaneh Naimollah(13) Director	Common	369,622	*

Thomas Weigman(14) Director	Common	692,140	*

All current Directors and Named Executive Officers as a group (11 persons)	Common	6,001,222	3.33%

*	Represents less than one percent (1%) of outstanding shares of common stock.

(1)
Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise.

(2)	Includes 219,926 shares of common stock and options to purchase 100,000 shares of common stock that are exercisable within 60 days.

(3)	Includes 507,358 shares of common stock and options to purchase 525,000 shares of common stock that are exercisable within 60 days.

(4)	Includes 107,629 shares of common stock and options to purchase 1,500,000 shares of common stock that are exercisable within 60 days.

(5)	Includes 610,003 shares of common stock and options to purchase 25,000 shares of common stock that are exercisable within 60 days.

(6)	Includes 126,748 shares of common stock and options to purchase 287,500 shares of common stock that are exercisable within 60 days.

(7)	Includes 220,000 shares of common stock and options to purchase 83,333 shares of common stock that are exercisable within 60 days.

(8)
Includes options to purchase 162,500 shares of common stock that are exercisable within 60 days. Also includes 16,097 shares of common stock held indirectly as trustee for a trust for Mr. Wilkins’ children.

(9)	Includes 289,363 shares of common stock and options to purchase 200,000 shares of common stock that are exercisable within 60 days.

(10)	Includes 309,138 shares of common stock and options to purchase 290,000 shares of common stock that are exercisable within 60 days.

(11)	Includes 832,503 shares of common stock and options to purchase 510,000 shares of common stock that are exercisable within 60 days.

(12)
Includes 292,242 shares of common stock, of which 275,242 shares are held directly, 10,000 shares are held as trustee for the trust beneficially owned by Sara Meyer, and 9,000 shares are held indirectly by trust for his sons. Mr. Meyer disclaims beneficial ownership of the securities held in trust for his sons. Also includes options to purchase 180,000 shares of common stock that are exercisable within 60 days.

(13)	Includes 219,622 shares of common stock and options to purchase 150,000 shares of common stock that are exercisable within 60 days.

(14)	Includes 252,140 shares of common stock and options to purchase 440,000 shares of common stock that are exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our Directors, executive officers and persons who own more than 10% of any class of our capital stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership and to provide copies of such reports to us. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2008, we believe that all filing requirements applicable to our officers, Directors and beneficial owners of greater than 10% of our common stock have been complied with during the most recent fiscal year, except that each of Messrs. Frost, Principe, Kosowsky and Weigman were not timely in the filing of one Form 4 each and William A. Newman, a former Director of On2, was not timely in the filing of one Form 4 when he was subject to the reporting obligations of Section 16(a) of the Exchange Act.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available at 12/31/08 for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans approved by security holders	15,553,000	$0.80	4,732,000

Equity compensation plans not approved by security holders

Total	15,553,000	$0.80	4,732,000

CORPORATE GOVERNANCE

Board of Directors and its Committees

          The On2 Board of Directors consists of four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and an Executive Committee.

          The Audit Committee, Compensation Committee and Governance and Nominating Committees each operate under a written charter adopted by the Board of Directors. These charters are available on On2’s website at www.on2.com by first clicking on “Company” and then “Investors.” The charters are also available in print to any stockholder upon written request to Tim Reusing, Esq., Secretary, On2 Technologies, Inc., 3 Corporate Drive, Suite 100, Clifton Park, New York 12065.

          During the year ended December 31, 2008, On2’s Board of Directors met five times, including four regularly scheduled meetings and one special meeting. During 2008, each of On2’s Directors attended at least 75% of the aggregate number of Board and applicable committee meetings. Directors are invited but not required to attend annual meetings of On2 stockholders. No Directors attended the 2008 annual meeting of stockholders.

Board and Committee Independence and Audit Committee Financial Expert

          On the basis of information solicited from each Director, the Board of Directors has affirmatively determined that each of J. Allen Kosowsky, Thomas Weigman, Mike Alfant, Mike Kopetski, James Meyer and Afsaneh Naimollah has no material relationship with On2 and is independent pursuant to NYSE Amex Director independence standards as currently in effect. In making this determination, the Board of Directors, with the assistance of On2’s General Counsel, evaluated responses to a questionnaire completed annually by each Director, the company and management.

          Further, the Board of Directors determined that each of the members of the Audit Committee and the Compensation Committee has no material relationship with On2 and is independent within the meaning of our corporate governance guidelines, which adopt the statutory and NYSE Amex independence standards applicable to Audit Committee members. In addition, the composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with the applicable rules for corporate Audit Committees. The Board of Directors has determined that each of J. Allen Kosowsky, Thomas Weigman and Afsaneh Naimollah qualifies as “financially literate” as such term is defined by the rules of the Securities and Exchange Commission.

          The Board of Directors designated J. Allen Kosowsky as the Audit Committee’s financial expert and has determined that he meets the qualifications of an “Audit Committee financial expert” in accordance with the SEC rules, and that he is “independent” as defined for Audit Committee members in the listing standards of the NYSE Amex.

Executive Committee

          The Executive Committee operates as a committee of the Board. From time to time, the Board delegates certain matters to the Executive Committee and instructs the Executive Committee to operate within certain parameters set by the Board. The most recent matters delegated to the Executive Committee involved various issues related to the 2008 Annual Meeting, the internal review of transactions conducted during the first and second quarters of 2008 by the Audit Committee, and the resignation of Bill Joll as Chief Executive Officer and President during the second quarter of 2008. The Executive Committee has the ability to act quickly to carry out the duties of the Board when it is not practical or feasible for the entire Board to consider matters which require frequent and immediate attention. At no time does the Executive Committee exercise any functions that are reserved to the Audit Committee, the Compensation Committee or the Governance and Nominating Committee, or that require action by independent Directors exclusively. The Executive Committee consists of Messrs. Kosowsky, Kopetski, and Meyer.

Governance and Nominating Committee

          The Board of Directors established the Governance and Nominating Committee in April 2008. Prior to that time, On2 did not have a standing nominating committee or a committee performing similar functions. Instead, the independent Directors served the function of a nominating committee. However, as On2’s operations have grown and the regulatory environment has become more complex, the Board determined to establish a formal Governance and Nominating Committee to oversee certain corporate governance matters and the nomination of Directors and senior management.

          There are currently three members of the Governance and Nominating Committee: J. Allen Kosowsky, Mike Alfant and Mike Kopetski. Each member of the Governance and Nominating Committee has no material relationship with On2 and is independent within the meaning of our corporate governance guidelines, which adopt the statutory and NYSE Amex rules regarding director independence.

Compensation Committee

          The Board established the Compensation Committee to oversee our executive compensation plans and programs. The Compensation Committee is comprised of three non-employee Directors: James Meyer, Mike Alfant and Mike Kopetski. Each member of the committee has been determined by the Board to be independent under the listing requirements of the NYSE Amex.

          The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the following:

●	to recommend compensation philosophy and major compensation programs, and to administer particular programs for which the Compensation Committee is the designated administrator;

●	to establish all components of the compensation of the Chief Executive Officer;

●	to set aggregate guidelines for the compensation of all our other officers, and to consult with the Chief Executive Officer on the salary and total compensation of individual officers;

●	to administer our 2005 Incentive Compensation Plan;

●
with respect to stock option grants and other equity compensation, to establish maximum aggregate award levels, to set threshold levels for individual awards each year, to approve all individual awards above that threshold level and to delegate to the Chief Executive Officer the authority to make individual awards at or below that threshold level;

●	to determine whether a plan for bonuses to officers is desirable and, if so, to establish and administer such a plan or otherwise approve bonus grant to officers;

●	to review and consider appropriate compensation for outside directors and make recommendations to the Board regarding Board compensation; and

●	to review the Compensation Committee Charter annually and recommend any changes to the Board for approval.

          In accordance with these responsibilities, the Compensation Committee makes decisions regarding the compensation for our Chief Executive Officer. Decisions regarding non-equity compensation of our other executives are made by our Chief Executive Officer pursuant to guidelines set by the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of our Compensation Program

          The Compensation Committee oversees our executive compensation plans and general compensation and employee benefit plans, including incentive and equity-based plans. Information concerning the Compensation Committee, the scope of its authority and responsibilities, and its processes and procedures are described above in the “Compensation Committee” section of the Corporate Governance discussion on page 10.

          The individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year ended December 31, 2008, as well as the other individuals included in the Summary Compensation table on page 25 are referred to in this Proxy Statement as the “Named Executive Officers.”

          The Compensation Committee did not adopt a formal detailed management bonus plan for 2008, and instead determined to proceed with an ad hoc plan modeled on the management bonus plan for 2007. Pursuant to this ad hoc 2008 management bonus plan, awards of bonuses, if any, were to require the prior approval of the Compensation Committee. Discussion of the 2007 plan is found throughout this Compensation Discussion and Analysis.

Compensation Philosophy and Objectives

          Our compensation program for the Named Executive Officers is intended to attract, retain, motivate and appropriately reward talented executives who can contribute significantly to our financial growth and success and thereby build value for our stockholders over the long term. The program has the following goals:

●	to offer a total compensation package to the Named Executive Officers that is competitive in the marketplace for executive talent;

●
to motivate the Named Executive Officers to achieve our business objectives by providing incentive compensation awards that take into account our overall performance and that measure performance against those business objectives; and

●
to provide equity-based, long-term compensation arrangements that create meaningful incentives for the Named Executive Officers to maximize our near and long-term future performance, that align their interests with our stockholders, and that encourage the Named Executive Officers to remain with us.

          To achieve these objectives, the Compensation Committee has developed certain processes for setting Named Executive Officer compensation and has constructed an overall compensation program that consists of a number of elements, as described below.

Setting Executive Compensation

General Processes

          In establishing compensation of Named Executive Officers, the Compensation Committee relies first on the terms of existing employment agreements with such executives. Some of those agreements were entered into before On2 had articulated its current compensation philosophy, and thus do not fully reflect the compensation principles that the Committee has since established. As we renew our executives’ employment agreements, we work to ensure that the terms of the agreements dovetail with our compensation philosophy.

          In January 2007, the Compensation Committee engaged James F. Reda & Associates, LLC (“JFR&A”), an independent compensation consulting firm, to help On2 identify a peer group of companies for reference purposes. This engagement was the first of a series of projects connected with a review of our total compensation program for executive officers. As part of this review, JFR&A also developed compensation benchmarks for On2’s Named Executive Officers. JFR&A has provided continuing advice and counsel to the Compensation Committee since the first engagement. In February 2008, JFR&A assisted the Compensation Committee in developing an updated peer group of publicly traded companies (the “Peer Group”). JFR&A also updated compensation benchmarks and counseled the Compensation Committee and On2 management on the construction of compensation packages for prospective executive hires on an as-needed basis. In March 2009, the Compensation Committee requested the assistance of JFR&A in further updating the Peer Group, an engagement that is ongoing at this time. The Compensation Committee believes that it is important to obtain and consider executive compensation market data, particularly with regard to a relevant Peer Group. The Compensation Committee further believes that an independent compensation consulting firm can best provide and objectively analyze and interpret such benchmark data. JFR&A reports directly to the Compensation Committee and the Compensation Committee approves the scope of JFR&A’s work and fees.

          For the 2008 ad hoc bonus plan, the Compensation Committee intended to use the same performance measures as were used in 2007 as the bases for determining whether to grant annual cash incentive compensation. In particular, the Compensation Committee linked annual cash incentive compensation to attainment of specific company-wide target performance measures. For 2008, the Compensation Committee once again identified cash flow as the appropriate measure. The Compensation Committee selected that metric of performance because cash flow has become an increasingly important financial measure used by management to make day-to-day operating decisions and appears to be an important factor to the investment community as a result of our limited operating history and inability to generate positive cash flow. As in 2007, a Named Executive Officer would not receive a bonus under the 2008 ad hoc bonus plan unless we achieved positive cash flow, and the payment of bonuses should not have resulted in negative cash flow for us.

          Generally, the 2007 compensation plan, upon which the 2008 ad hoc bonus plan was modeled, set the cash incentive compensation, or bonus, for each Named Executive Officer at a percentage of his salary. The minimum amount of cash incentive compensation that a Named Executive Officer could achieve was $0. If the Company achieved a pre-determined base target amount of net cash flow, the former Chief Executive Officer would earn a bonus of 33% of his salary and all other Named Executive Officers would earn a bonus of 20% of their respective salaries. If the Company achieved a higher “stretch” target amount of net cash flow, the former Chief Executive Officer would earn a bonus of 100% of his salary and all other Named Executive Officers would earn a bonus of 50% of their respective salaries, which was the maximum amount of cash incentive compensation available under the plan. If the Company achieved net cash flow that was greater than the base target amount but less than the “stretch” target amount, the former Chief Executive Officer would earn a bonus of between 33% and 100% of his salary and all other Named Executive Officers would earn a bonus of between 20% and 50% of their respective salaries, according to a pre-set schedule. The Compensation Committee pegged the cash flow targets to align with On2’s strategic plan and budgeting expectations regarding our performance expectations. The Committee intends to set the threshold and stretch performance target levels so that the relative difficulty of achieving the target level is consistent from year to year. In particular, the performance measures:

●	support On2’s plan for cash-based performance;

●	establish measures that executives can influence;

●	are readily capable of measurement and evaluation;

●	establish an aggressive but achievable base target; and

●	establish challenging stretch targets that emphasizes the benefit and credibility of the program and encourages exceptional performance.

          In addition to this programmatic approach, the committee retained the discretion to grant cash and equity bonuses as necessary to account for special circumstances or extraordinary individual or company performance.

          Following the close of the 2008 financial year, the Compensation Committee evaluated the Company’s financial performance in comparison with the previously-established performance targets. Because the Company’s financial performance did not reach the base target, the Company’s executive officers were not entitled to bonus payments under the 2008 ad hoc bonus plan.

          The Compensation Committee intends to review and benchmark the total compensation program for the Named Executive Officers periodically using relevant market data and data from the Peer Group. JFR&A is expected to assist in the benchmarking process, which involves a comparison of various components of total compensation against the Peer Group. The Compensation Committee has selected the Peer Group companies based on their similarities to us in revenue, earnings and capital and management structures, and the Board has adopted the Peer Group based on the Compensation Committee’s recommendation. The Peer Group has been and will continue to be reviewed periodically by the Compensation Committee and Board and updated as necessary to maintain comparability, including removing those companies that have recently ceased to be publicly traded. In March 2009, the Compensation Committee requested the assistance of JFR&A in further updating the Peer Group, an engagement that is ongoing at this time. The companies currently comprising the Peer Group are:

●	Audible Inc.

●	Authentec, Inc.

●	California Micro Devices CP

●	DG FastChannel Inc.

●	DivX, Inc.

●	MIPS Technologies, Inc.

●	OpenTV Corp.

●	Sonic Foundry, Inc.

●	SRS Labs, Inc.

●	SupportSoft, Inc.

●	SoundBite Communications Inc.

●	Ceva, Inc.

●	QuickLogic Corporation

●	Techwell, Inc.

          The Board first adopted a list of peer companies in 2007. The Board has since modified that list by removing certain companies and adding others to arrive at the current list. The Compensation Committee, in conjunction with JFR&A, is currently modifying the list. The Board made changes for a number of reasons, among which were:

●	To remove companies that were no longer publicly traded or had been acquired;

●	To respond to our 2007 acquisition of Hantro Products Oy (now On2 Technologies Finland Oy), which has

– made On2 larger in revenue and headcount, thus changing the relevant comparable ranges on market capitalization, revenue, and headcount; and

– expanded our comparable industries beyond software and services to include chips and hardware.

          The current Peer Group contains 14 companies, five of which are in the computer chip business and the remaining nine of which are in software and services.

          The Compensation Committee will periodically compare its executive compensation programs as a whole to those maintained by the members of the Peer Group to determine whether our programs are reasonable in the aggregate. In addition, the Compensation Committee will periodically compare the pay of its individual Named Executive Officers with that of executives of the Peer Group companies who hold functionally comparable positions.

Allocating Between Different Types of Compensation

          The Compensation Committee believes that executive compensation should include a mix of different types of compensation and takes this consideration into account when structuring the total compensation for each Named Executive Officer. The allocation among different types of compensation is based on the employment agreement with the Named Executive Officer, where such agreements exist. Within the parameters set by the employment agreements, if any, the Compensation Committee intends to reward recent performance and create incentives for long-term enhancements in shareholder value. For example, the Compensation Committee allocates a portion of each Named Executive Officer’s total compensation to an annual variable compensation program that links the amount of bonus pay directly to the annual performance of On2. This is achieved through our annual cash incentive plan, which is further described below. For 2008, the Compensation Committee identified cash flow as the appropriate performance measure. The Compensation Committee selected that metric of performance because cash flow has become an increasingly important financial measure used by management to make day-to-day operating decisions and appears to be an important factor to the investment community as a result of our limited operating history and inability to generate positive cash flow. In setting the amounts potentially payable under the annual cash incentive plan, the Compensation Committee takes into account other annual cash compensation payable to each Named Executive Officer and the way in which that compensation compares to the amount of annual cash compensation paid by companies in the Peer Group. In setting the terms of the future employment agreements and when setting future compensation, the Compensation Committee anticipates setting total annual cash compensation near the 50th percentile of the Peer Group for performance that meets our annual business objectives and between the 50th and 80th percentile of the Peer Group for performance that substantially exceeds annual business objectives.

          The Compensation Committee also seeks to allocate a portion of total compensation to long-term, equity-based compensation. Equity-based compensation is designed to motivate the creation of long-term shareholder value and simultaneously enhance executive retention. The Compensation Committee has historically used stock options because this form of equity compensation provides the executive with value only if the price of our stock when the option is exercised exceeds the option’s exercise price. This provides an incentive to increase stock price over the term of the option. The Compensation Committee may also grant restricted stock to enhance retention goals, to provide balance with stock options, or to provide equity compensation in lieu of cash. In addition, when the number of equity units available for issuance under the Company’s equity compensation plans is limited, the Compensation Committee may grant restricted stock rather than stock options, because a single unit of restricted stock has greater economic value than an option to purchase a single share of stock. The Compensation Committee anticipates that long-term, equity based compensation will constitute a larger percentage of each Named Executive Officer’s total compensation in future years as the Compensation Committee has additional opportunity to structure appropriately targeted awards of this type.

Role of Executive Officers in Compensation Decisions

          Decisions on the compensation of the Chief Executive Officer are made by the Compensation Committee. Compensation decisions on the other Named Executive Officers are made by the Chief Executive Officer, pursuant to guidelines established by the Compensation Committee. Decisions regarding non-equity compensation of employees who are not Named Executive Officers are made by our Chief Executive Officer in consultation with other members of management and the Compensation Committee. The Chief Executive Officer, in consultation with the Compensation Committee, annually reviews the performance of the other Named Executive Officers. The Compensation Committee may exercise discretion to modify any recommended salary adjustment or award as it deems appropriate under the circumstances.

2008 Executive Compensation Components

          For the 2008 fiscal year, the principal components of compensation for the Named Executive Officers were:

●	base salary;

●	performance-based incentive compensation; and

●	long-term equity incentive compensation.

          In addition, employment agreements with certain of our Named Executive Officers provide for certain potential payments upon termination of employment for a variety of reasons, as well as certain payments and benefits during the executive’s employment. The Compensation Committee does not currently believe that perquisites, such as club memberships or automobile allowances, have a significant role to play in executive compensation. Each of the elements of the executive compensation program is discussed in the following paragraphs.

Base Salary

          Base salaries are designed to compensate the Named Executive Officers for faithful execution of their individual responsibilities. The base salaries of the Interim Chief Executive Officer and Chief Operating Officer, the General Counsel and Executive Vice President, Corporate and Business Development, the Senior Vice President of Research and Development and Chief Technology Officer and the Senior Vice President of Core Technologies and Chief Technology Officer are set forth in the applicable employment agreements. The employment agreement of the General Counsel and Executive Vice President, Corporate and Business Development provides for an annual review of his base salary by our Compensation Committee. The employment agreement of Bill Joll, our former Chief Executive Officer and President, was terminated on June 11, 2008 upon his resignation as Chief Executive Officer and President of the Company. The employment agreement of the Interim Chief Executive Officer and Chief Operating Officer will expire on October 17, 2011. The employment agreement of the General Counsel and Executive Vice President, Corporate and Business Development will expire on September 15, 2011. The employment agreement of the Senior Vice President of Research and Development and Chief Technology Officer will expire on July 30, 2010. The employment agreement of the Senior Vice President of Core Technologies and Chief Technology Officer will expire on July 30, 2010. When we enter into new or amended employment agreements with such Named Executive Officers, or if we enter into an employment agreement with another executive officer, the Compensation Committee will review the base salaries and adjust them based on a number of relevant factors. During its review of base salaries, the Compensation Committee primarily considers the following:

●	relevant market data developed in connection with the benchmarking process described above;

●	the executive’s role and responsibilities;

●	regional salary and currency information; and

●	in cases of renewal, the past performance of the executive.

          Of the factors described above, primary consideration will be given to relevant market data in setting base salaries because the Compensation Committee believes that base compensation for executives should be close to the 50th percentile of the peer group and that upside potential in total compensation is achieved through the performance-based and long-term incentive compensation programs. Factors, other than those listed above, that may cause the Compensation Committee to deviate from the benchmarking salary data include an executive’s experience in a particular role, retention concerns and the Compensation Committee’s judgment based on an executive’s leadership qualities, career with us and long-term potential to enhance shareholder value.

          Base salaries for other Named Executive Officers are set by the Chief Executive Officer, within the guidelines established by the Compensation Committee. Those guidelines are based on the salaries set by the Compensation Committee for those Named Executive Officers who have employment agreements with us.

          Overall, the base salaries for the Named Executive Officers as a group for 2007 were approximately 21% lower than the base salaries of the Peer Group at the 50th percentile. Based on this review process, including the comparisons to Peer Group data, and given the promotion of Matthew Frost to Chief Operating Officer and his appointment to Interim Chief Executive Officer, the Compensation Committee approved the base salary adjustments during 2008 as described in the table below for the Named Executive Officers:

Name and Principal Position	2007 Base Salary		2008 Base Salary	% Increase

Matthew Frost Interim Chief Executive Officer and Chief Operating Officer (until June 13, 2008, Executive Vice President and General Counsel)	$200,000		$250,000	25%

Tim Reusing General Counsel, Executive Vice President, Corporate & Business Development and Secretary	n/a	(1)	$230,000	n/a (1)

James Bankoski Senior Vice President of Core Technologies and Chief Technology Officer	$152,500		$157,075	3%

Paul Wilkins(2) Senior Vice President of Research and Development and Chief Technology Officer	$180,000		$134,000	-26%[2]

Bill Joll(3) Until June 11, 2008, Chief Executive Officer and President	$325,000		$325,000	0%

Anthony Principe Until March 16, 2009, Senior Vice President and Chief Financial Officer	$150,000		$154,500	3%

Eero Kaikkonen(4) Until January 16, 2009, Chief Marketing Officer	$158,000		$179,000	13%

(1)	Mr. Reusing was hired on September 15, 2008.

(2)
Mr. Wilkins resides in the United Kingdom and is paid in the British Pound. His salary was £90,000 and £92,700 as of December 31, 2007 and 2008, respectively, which represents a 3% increase. The British Pound conversion rates used in the above table were as of December 31, 2007 and 2008 and were 1.9973 and 1.4479, respectively.

(3)	Mr. Joll resigned from On2 on June 11, 2008. His 2008 base salary is annualized.

(4)
Mr. Kaikkonen resides in Finland and was paid in Euros. His salary was €107,103.90 and €126,661 as of December 31, 2007 and 2008, respectively. The Euro conversion rates used in the above table were as of December 31, 2007 and 2008 and were 1.4729 and 1.4097, respectively.

Annual Cash Incentive Compensation

          Our annual cash incentive plan is designed to reinforce the importance of both teamwork and individual initiative and effort, and to provide an incentive for employees to achieve and surpass targeted performance goals. As described below, bonuses to officers are based on a percentage of salary and are linked to metrics established by the Compensation Committee. Bonuses to other employees are payable from a bonus pool that is budgeted at the beginning of the fiscal year and are based on individual performance or achievement of technical goals.

          The annual bonus amount for Named Executive Officers is based on one or more Company-wide performance measures. The specific target performance measure for the 2008 ad hoc bonus plan was cash flow, that is, revenue minus operating expenses. The 2008 cash flow targets link with On2’s strategic plan and are consistent with performance expectations of the Named Executive Officers in particular and the management of the Company in general. The Committee intends to set the threshold and stretch performance target levels so that the relative difficulty of achieving the target level is consistent from year to year. In particular, the performance measures:

●	support On2’s plan for cash-based performance;

●	establish measures that executives can influence;

●	are readily capable of measurement and evaluation;

●	establish an aggressive but achievable base target; and

●	establish a challenging stretch target that emphasizes the benefit and credibility of the program and encourages exceptional performance.

          The Committee set the base and stretch target bonus by referring to threshold bonus amounts payable at other public companies and, in particular, among On2’s peer group. Because the performance metric under the 2008 ad hoc bonus plan was positive cash flow, the corresponding performance targets were the financial results that would allow for the payment of bonuses without causing the Company to cease being cash-flow positive. A core tenet of the 2008 ad hoc cash incentive plan was that it be self-funding, so that the Company’s financial performance in 2008 had to be sufficient to fund the bonuses without causing the Company to have negative cash flow.

          Generally, the bonus for each Named Executive Officer was based on a percentage of the participant’s base salary. For our former Chief Executive Officer, in 2007, the minimum threshold for cash incentive compensation was $0 and increased up to 33% of the former Chief Executive Officer’s salary as our cash flow increased up to a pre-determined target amount. Thereafter, the cash incentive compensation was based on performance toward a second, higher target amount, up to a maximum amount of cash incentive compensation equal to 100% of the former Chief Executive Officer’s salary. For all other Named Executive Officers, the 2007 bonus plan, upon which the 2008 ad hoc bonus plan was modeled, the minimum threshold for cash incentive compensation was $0 and increased up to 20% of the Named Executive Officer’s salary as our cash flow increased up to a pre-determined target amount. Thereafter, the cash incentive compensation was based on performance toward a second, higher target amount, up to a maximum amount of cash incentive compensation equal to 50% of the Named Executive Officer’s salary. As noted above, the Compensation Committee chose this structure for a number of reasons. The chosen metric lent itself to ease of measurement, and the Committee deemed it especially appropriate in light of On2’s history of negative cash flows. Finally, requiring that any payment of bonuses would not cause the Company to become cash-flow negative would ensure that payment of bonuses would not affect the Company’s goal of achieving, and maintaining, positive cash flow in 2008.

          The specific target performance levels for 2007, upon which the 2008 ad hoc bonus plan was modeled, established by the Committee, along with minimum and maximum performance targets, were:

	Cash flow	Funding % (All Other Named Executive Officers)

Minimum	0	0
Target	$245,000	20%
Maximum	$666,000	50%

          The 2007 target award opportunities, upon which the 2008 ad hoc bonus plan was modeled and actual bonus payments made in 2008 for the Named Executive Officers, expressed as a percentage of annual base salary were as follows:

	Matthew Frost	Tim Reusing		James Bankoski	Paul Wilkins	Bill Joll	Anthony Principe	Eero Kaikkonen

Target	$40,000	$13,412	(1)	$31,000	$36,000	$107,250	$30,000	$31,600
Actual	0	0		0	0	0	0	0

(1)	Mr. Reusing was hired on September 15, 2008. The target award opportunity for Mr. Reusing is based on his 2008 base salary and is prorated for his service in 2008.

          Following the close of the 2008 financial year, the Compensation Committee evaluated the Company’s financial performance in comparison with the previously-established performance targets. Because the Company’s financial performance did not reach the base target, the Company’s executive officers were not entitled to bonus payments under the 2008 ad hoc bonus plan.

Long-Term Equity Incentive Compensation

          Consistent with our compensation philosophy, long-term equity incentives are an important component of each Named Executive Officer’s total compensation package. We have generally awarded stock options to the Named Executive Officers and other key management employees. These stock option awards are designed to:

●	reward and encourage long-term contribution to On2;

●	align executives’ interests with the interests of shareholders; and

●	help achieve competitive levels of total compensation.

          Annual equity grants are generally awarded during the first quarter of the fiscal year in order to coincide with the timing of annual reviews and compensation determinations, and because our fiscal year-end results have generally been announced by this time. Equity awards are awarded under our 2005 Incentive Compensation Plan, which requires that the option exercise price be based on the average of the high and low price of our common stock on the trading day preceding the date the option is granted. The Compensation Committee does not grant options with an exercise price that is less than the fair market value of our common stock, as determined according to the 2005 Incentive Compensation Plan, or grant options which are priced on a date other than the grant date, unless for some reason the date preceding the date is not a trading date, in which case the average of the high and low price of our common stock on the preceding trading day is used.

          In 2008, in addition to annual equity grants, we also issued shares of restricted stock in lieu of a cash bonus to certain of our Named Executive Officers and cash-settled restricted stock units in lieu of a cash bonus to one of our Named Executive Officers. Because we would ordinarily make a cash bonus payment that was proportional to the executive’s salary, we also made these grants proportional to the executive’s salary. These bonus grants, while issued in 2008, represent bonuses for the 2007 fiscal year.

          In 2008, On2 awarded long-term equity compensation to Matthew Frost, Tim Reusing, James Bankoski, Paul Wilkins, Anthony Principe and Eero Kaikkonen. These awards represented annual equity grants and bonuses for 2007, as well as a promotion grant for Mr. Frost (to Chief Operating Officer) and a new hire grant for Mr. Reusing. Mr. Joll was not awarded any long-term equity compensation during 2008.

          Matthew Frost was awarded 250,000 shares of restricted stock as an annual equity grant in accordance with On2’s compensation policy for services in 2008 and a promotion grant in connection with his promotion to Chief Operating Officer and appointment as Interim Chief Executive Officer. These shares vest as follows: one-half of the shares vested on September 25, 2009 and one-half will vest on September 25, 2010. Mr. Frost was also awarded an option to purchase 300,000 shares of common stock at an exercise price of $0.40 per share. This option grant was a promotion grant awarded in connection with Mr. Frost’s promotion to Chief Operating Officer. The option vests as follows: one-third of the grant amount vested on September 25, 2008, one-third of the grant amount will vest on June 13, 2009 and one-third of the grant amount will vest on June 13, 2010. Mr. Frost was also awarded an option to purchase 140,000 shares of common stock at an exercise price of $0.40 per share. This option grant was an annual equity grant awarded in accordance with On2’s compensation policy for services in 2008. The option vests as follows: one-third of the grant amount on September 25, 2009, one-third of the grant amount on September 25, 2010 and one-third of the grant amount on September 25, 2011.

          Tim Reusing was awarded 50,000 shares of restricted stock in connection with his being hired as General Counsel and Executive Vice President, Corporate and Business Development. These shares vest as follows: one-half of the shares on September 18, 2009 and one-half of the shares on September 18, 2010. Mr. Reusing was also awarded an option to purchase 250,000 shares of common stock at an exercise price of $0.42 per share. This option was granted in connection with Mr. Reusing being hired as General Counsel and Executive Vice President, Corporate and Business Development. The option vests as follows: one-third of the grant amount vested on September 18, 2008, one-third of the grant amount will vest on September 18, 2009 and one-third of the grant amount will vest on September 18, 2010.

          James Bankoski was awarded 40,000 shares of restricted stock as bonus payment for performance in 2007. These shares vest on March 28, 2010. Mr. Bankoski was also awarded an option to purchase 103,000 shares of common stock at an exercise price of $0.40 per share. This option grant was an annual equity grant awarded in accordance with On2’s compensation policy for services in 2008. The option vests as follows: one-third of the grant amount on September 25, 2009, one-third of the grant amount on September 25, 2010 and one-third of the grant amount on September 25, 2011. In January 2008, Mr. Bankoski was also awarded an option to purchase 75,000 shares of common stock at an exercise price of $0.90 per share. The option was issued to Mr. Bankoski in connection with his promotion to Chief Technology Officer and Senior Vice President of Core Technologies in July 2007. The option vests as follows: one-third of the grant amount vested on July 30, 2008, one-third of the grant amount vests on July 30, 2009, and one-third of the grant vests amount on July 30, 2010.

          Paul Wilkins, a resident of the United Kingdom, was awarded an option to purchase 103,000 shares of common stock at an exercise price of $0.40 per share. This option grant was an annual equity grant awarded in accordance with On2’s compensation policy for services in 2008. The option vests as follows: one-third of the grant amount on September 25, 2009, one-third of the grant amount on September 25, 2010 and one-third of the grant amount on September 25, 2011. Mr. Wilkins was awarded 40,000 cash-settled restricted stock units, in lieu of restricted stock due to tax laws in the United Kingdom, as bonus payment for performance in 2007. All of these units vest on March 28, 2010. In January 2008, Mr. Wilkins was also awarded an option to purchase 75,000 shares of common stock at an exercise price of $0.90 per share. The option was issued to Mr. Wilkins in connection with his promotion to Chief Technology Officer and Senior Vice President of Research and Development in July 2007. The option vests as follows: one-third of the grant amount vested on July 30, 2008, one-third of the grant amount vests on July 30, 2009, and one-third of the grant amount vests on July 30, 2010.

          Anthony Principe was awarded 36,000 shares of restricted stock as bonus payment for performance in 2007. These shares were scheduled to vest on March 28, 2010. Mr. Principe was also awarded an option to purchase 103,000 shares of common stock at an exercise price of $0.40 per share. This option grant was an annual equity grant awarded in accordance with On2’s compensation policy for services in 2008. The option was scheduled to vest as follows: one-third of the grant amount on September 25, 2009, one-third of the grant amount on September 25, 2010 and one-third of the grant amount on September 25, 2011. On March 16, 2009 Mr. Principe resigned as On2’s Senior Vice President and Chief Financial Officer and terminated his employment with On2. Pursuant to the terms of the Transition Agreement entered into between On2 and Mr. Principe in connection with his resignation, any options to purchase common stock that had previously been granted to Mr. Principe and that were vested as of his resignation remain exercisable through March 15, 2011. Pursuant to the terms of grant agreements entered into between On2 and Mr. Principe, options to purchase common stock that were unvested at the time of Mr. Principe’s resignation and shares of restricted stock that were unvested at the time of Mr. Principe’s resignation terminated upon his resignation.

          Eero Kaikkonen was awarded an option to purchase 140,000 shares of common stock at an exercise price of $0.40 per share. This option grant was an annual equity grant awarded in accordance with On2’s compensation policy for services in 2008. The option was scheduled to vests as follows: one-third of the grant amount on September 25, 2009, one-third of the grant amount on September 25, 2010, and one-third of the grant amount on September 25, 2011. On January 16, 2009, Mr. Kaikkonen resigned as On2’s Chief Marketing Officer and terminated his employment with On2. Pursuant to the terms of grant agreements entered into between On2 and Mr. Kaikkonen, options to purchase common stock that were unvested at the time of Mr. Kaikkonen’s resignation and shares of restricted stock that were unvested at the time of Mr. Kaikkonen’s resignation terminated upon his resignation.

Retirement and Other Benefits

          We maintain a tax-qualified Section 401(k) savings plan available to all of our employees, including the Named Executive Officers. The plan provides a matching contribution equal to 100% of an employee’s contributions, up to a maximum contribution of $1,000. All contributions to the Section 401(k) savings plan, including the matching contributions, are fully-vested upon contribution.

          Our other benefit plans primarily include medical and other health care benefits, group life insurance, disability and tuition assistance. The Compensation Committee has reviewed these other components of compensation in relation to the total compensation of the Named Executive Officers, and determined that they are reasonable and appropriate.

          We do not maintain any defined benefit pension plans or any nonqualified deferred compensation arrangements.

Perquisites and Other Personal Benefits

          We do not provide the Named Executive Officers with any perquisites or other similar personal benefits and the Compensation Committee does not currently believe that perquisites, such as club memberships or automobile allowances, have a significant role to play in executive compensation.

Employment Agreements

          Messrs. Frost, Reusing, and Bankoski are parties to employment agreements with us. Mr. Wilkins is a party to an employment agreement with our wholly-owned subsidiary, On2 Technologies (UK) Limited (f/k/a Metavisual Creations Limited). Mr. Joll, prior to his resignation, was also party to an employment agreement with us. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under specified circumstances, as well as certain payments and benefits during the executive’s employment. The Compensation Committee believed that these employment arrangements were an important part of our overall executive compensation program at that time because they served as a recruitment and retention device. However, at this time, the Compensation Committee has not determined that it is necessary to enter into employment agreements with other current executives. More information concerning these employment agreements is contained in the “Potential Payments Upon Termination” and “Employment Agreements” sections on pages 33 to 35.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee oversees On2’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with On2 management the Compensation Discussion and Analysis set forth in this Proxy Statement and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James Meyer, Chairman
Michael Alfant
Mike Kopetski

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table provides summary information regarding compensation earned by the Named Executive Officers during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen-- sation Earnings ($)	All Other Compen- sation (3) ($)	Total ($)

Bill Joll(4)	2008	$356,000		$105,000		$148,000				$609,000
Until June 11, 2008, Chief	2007	$325,000		$16,000		$267,000				$608,000
Executive Officer and	2006	$211,000				$784,000				$995,000
President

Anthony Principe(5)	2008	$152,000		$32,000		$2,000			$1,000	$187,000
Until March 16, 2009,	2007	$143,000	$7,000	$4,000					$1,000	$155,000
Senior Vice President and	2006	$120,000							$1,000	$121,000
Chief Financial Officer

Matthew Frost	2008	$236,000		$48,000		$33,000			$1,000	$318,000
Interim Chief Executive	2007	$190,000	$11,000	$9,000		$46,000			$1,000	$211,000
Officer and Chief	2006	$179,000							$1,000	$226,000
Operating Officer (Until
June 11, 2008, Executive
Vice President and
General Counsel)

James Bankoski(6)	2008	$157,000		$61,000		$19,000			$1,000	$238,000
Senior Vice President of	2007	$141,000	$8,000	$51,000					$1,000	$201,000
Core Technologies and
Chief Technology Officer

Paul Wilkins(7)	2008	$134,000		$16,000	(8)	$19,000			$10,000	$179,000
Senior Vice President of	2007	$172,000	$20,000						$13,000	$209,000
Research and
Development and Chief
Technology Officer

Tim Reusing(9)	2008	$68,000		$3,000		$25,000			$1,000	$97,000
General Counsel,
Executive Vice President,
Corporate and Business
Development and
Secretary

Eero Kaikkonen(10)	2008	$179,000	$34,000			$16,000			$40,000	$269,000
Until January 16, 2009,
Chief Marketing Officer

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted to each of the Named Executive Officers in 2007 as well as prior fiscal years, determined in accordance with Statement of Financial Accounting Standards Number 123, Share-Based Payment, as revised in 2004 (“SFAS 123R”). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value is calculated using the closing price of Company common stock on the date the shares of restricted stock were granted. For additional information, refer to Note 1 of the Company’s financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. See the Grants of Plan-Based Awards in 2008 table at page 27 of this Proxy Statement for additional information concerning the awards granted in 2008. These amounts reflect the Company’s accounting expense for the awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the Named Executive Officers in 2008 as well as prior fiscal years, determined in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note 1 of the Company’s financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. For information on the valuation assumptions with respect to grants made prior to 2008, refer to Note 1 of the Company financial statements in the Form 10-K for the year ended December 31, 2007 and Note 1 of the Company financial statements in the Form 10-K for the year ended December 31, 2006. See the Grants of Plan-Based Awards in 2008 table at page 27 of this Proxy Statement for information on options granted in 2008. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(3)	See the All Other Compensation below for additional information.

(4)
Mr. Joll commenced employment with the Company on May 8, 2006 at an annual base salary of $325,000. His salary for 2006 was prorated to reflect his employment for only a portion of the year. Mr. Joll resigned as Chief Executive Officer and President of the Company on June 11, 2008. Included in options awards expense was $81,000 for the extension of the exercisability of his awards.

(5)	Mr. Principe resigned from the Company effective March 16, 2009.

(6)	James Bankoski was not a Named Executive Officer of our Company prior to 2007.

(7)
Paul Wilkins resides in the U.K. and was paid in the British Pound. In 2008 the salary paid was £92,700. The December 31, 2008 conversion rate from the British Pound to the US Dollar was 1.4479. In 2007 the salary paid was £86,041 and the bonus paid in 2007, but earned in 2006 was £10,469. The December 31, 2007 conversion rate from the British Pound to the US Dollar was 1.9973. Paul Wilkins was not a Named Executive Officer of our Company prior to 2007.

(8)
Represents an award of 42,500 shares of cash settled restricted stock units to Paul Wilkins in 2007 which had vesting in 2008. No shares of common stock were issued pursuant to this award, as the award is settled in cash. See the Grants of Plan-Based Awards in 2008 table at page 27 for additional information and 2008 issuances concerning the cash-settled restricted stock units award.

(9)	Mr. Reusing was hired on September 15, 2008. His salary for 2008 was prorated to account for his employment for only a portion of the year.

(10)	Mr. Kaikkonen resigned from the Company effective January 16, 2009.

All Other Compensation

          The All Other Compensation in the Summary Compensation Table reports On2 matching contributions to the named executive’s Section 401(k) savings plan account of up to $1,000 (subject to the limitations imposed by law), with the exception of Paul Wilkins and Eero Kaikkonen. Paul Wilkins had pension payments of £6,600 which were paid in the U.K. The conversion rate at December 31, 2008 from the British Pound to the US Dollar was 1.4479. Eero Kaikkonen had pension contributions of €28,700 which were paid in Finland. The conversion rate at December 31, 2008 from the Euro to the US Dollar was 1.40970.

GRANTS OF PLAN-BASED AWARDS IN 2008

          The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2008. This information includes (1) the grant date of the award; (2) the number of shares underlying each restricted stock award; and (3) the grant date fair value of each equity award, computed under SFAS 123R.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)

Matthew Frost	09/25/2008	250,000			$99,000
Matthew Frost	09/25/2008		440,000	$0.40	$95,000
Tim Reusing	09/18/2008	50,000			$21,000
Tim Reusing	09/18/2008		250,000	$0.42	$56,000
James Bankoski	01/28/2008		75,000	$0.90	$35,000
James Bankoski	09/25/2008	40,000			$16,000
James Bankoski	09/25/2008		103,000	$0.40	$22,000
Paul Wilkins	01/28/2008		75,000	$0.90	$35,000
Paul Wilkins (4)	09/25/2008	40,000			$16,000
Paul Wilkins	09/25/2008		103,000	$0.40	$22,000
Anthony Principe(5)	09/25/2008	36,000			$14,000
Anthony Principe	09/25/2008		103,000	$0.40	$22,000
Eero Kaikkonen(6)	09/25/2008		140,000	$0.40	$30,000

(1)
This column shows the number of restricted stock awards granted in 2008 to the Named Executive Officers. The 250,000 stock awards issued to Matthew Frost vest in one installment of 125,000 shares on September 25, 2009, and one installment of 125,000 shares on September 25, 2010. The 50,000 stock awards issued to Tim Reusing vest in one installment of 25,000 shares on September 18, 2009, and one installment of 25,000 shares on September 18, 2010. The 40,000 stock awards issued to James Bankoski vest in one installment of 40,000 shares on March 25, 2010. The amount represented for Mr. Wilkins includes an award of cash-settled restricted units payable in cash. The 36,000 stock awards issued to Anthony Principe were scheduled to vest in one installment of 36,000 shares on March 25, 2010, and therefore were terminated upon Mr. Principe’s March 16, 2009 resignation.

(2)
This column shows the number of option awards granted in 2008 to the Named Executive Officers. The 440,000 option awards issued to Matthew Frost vest in one installment of 100,000 shares on September 25, 2008, one installment of 100,000 shares on June 13, 2009, one installment of 46,666 on September 25, 2009, one installment of 100,000 on June 13, 2010, one installment of 46,667 on September 25, 2010 and 46,667 on September 25, 2011. The 250,000 option awards issued to Tim Reusing vest in one installment of 83,333 shares on September 18, 2008, one installment of 83,333 shares on September 18, 2009, and one installment of 83,333 shares on September 18, 2010. The 103,000 option awards issued to James Bankoski and Paul Wilkins vest in one installment of 34,333 on September 25, 2009, in one installment of 34,333 on September 25, 2010, and in one installment of 34,334 on September 25, 2011. The 103,000 option awards issued to Anthony Principe were scheduled to vest in one installment of 34,333 on September 25, 2009, in one installment of 34,333 on September 25, 2010, and in one installment of 34,334 on September 25, 2011, and therefore were terminated upon Mr. Principe’s March 16, 2009 resignation. The 140,000 option awards issued to Eero Kaikkonen were scheduled to vest in one installment of 46,666 on September 25, 2009, in one installment of 46,667 on September 25, 2010, and in one installment of 46,667 on September 25, 2011, and therefore were terminated upon Mr. Kaikkonen’s January 16, 2009 resignation.

(3)
This column shows the full grant date fair value of each stock and option award under SFAS 123R granted to each of the Named Executive Officers in 2008. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information on the valuation assumptions, refer to Note 1 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect our accounting expense, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(4)
Paul Wilkins received an award of 40,000 shares of cash-settled restricted stock units in 2008. Each unit awarded represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date. No shares of common stock will be issued pursuant to this award, as the award is settled in cash. The 40,000 cash-settled restricted stock units for financial reporting purposes vest in one installment of 40,000 shares on March 28, 2010.

(5)	Mr. Principe resigned from the Company effective March 16, 2009.

(6)	Mr. Kaikkonen resigned from the Company effective January 16, 2009.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

          During 2008, Messrs. Joll, Frost, Bankoski, Wilkins and Reusing were employed pursuant to employment agreements with us. Each agreement specifies the Named Executive Officer’s base salary, annual bonus opportunity, benefits during employment and post-termination benefits. The employment agreements also impose on each Named Executive Officer certain obligations following termination of their employment.

          Mr. Joll’s employment agreement had an initial term that ended on May 7, 2008. The term automatically extended thereafter for a one-year term. Mr. Joll’s employment agreement was terminated upon his resignation as Chief Executive Officer and President of the Company on June 11, 2008. Mr. Joll’s agreement provided for an initial base salary of $325,000. The agreement provided for a discretionary bonus for the fiscal year ending December 31, 2007, in accordance with a senior management bonus program tied to achievement of revenue and profitability objectives for such year, metrics and scales as agreed by the Compensation Committee in the fourth quarter of 2006 calendar year, with the achievable range between 33% of base salary and 100% of base salary based upon actual performance against such goals. The amount of the bonus, if any, was to have been increased or decreased at the discretion of the Board of Directors, depending on whether the Company’s performance was better than or less than the agreed-upon goals. In the absence of agreement between the Company and Mr. Joll of such goals, the goal was to have been 135% of the goals metrics and scales set for the immediately preceding calendar year.

          In 2006, pursuant to the agreement with Mr. Joll, we granted to him options to purchase 1,500,000 shares of our common stock at an exercise price of $0.90 per share. The options vested in one installment of 333,334 shares on May 1, 2006, one installment of 333,333 shares on November 8, 2006, with the remainder to vest in one installment of 333,333 shares on May 8, 2007 and one installment of 500,000 shares on May 8, 2008. The exercise price of $0.90 for the stock options granted was the average of the high and low price of our common stock on April 28, 2006, the trading day preceding the date on which the Compensation Committee approved the grant of the options.

          In addition, the agreement also entitled Mr. Joll to participate in employee benefit plans which are available to our other senior executives, annual vacation and reimbursement of reasonable travel and other business expenses.

          Effective October 17, 2008, the Company entered into a new employment agreement with Mr. Frost reflecting his new duties as Chief Operating Officer. The agreement has an initial term that ends on October 16, 2011. Mr. Frost’s agreement provides for an annual base salary of $250,000 per year and an annual discretionary bonus pursuant to the bonus plan available to the most senior members of our management. Retroactive to June 13, 2008, when Mr. Frost accepted the Chief Operating Officer responsibilities, the Company paid Mr. Frost the difference between his previous annual salary of $220,000 and his new salary. In April, 2008, in connection with an extension of his then-current employment agreement, Mr. Frost also received stock options to purchase 75,000 shares of our common stock. One-half of the options vested on March 8, 2006, the date of grant, and the other half of the options vested on February 28, 2007. The exercise price was $0.82, which was the average of the high and low price of our common stock on March 31, 2006, the trading day preceding the date on which the Compensation Committee granted the options. In connection with the commencement of his new agreement in October, 2008, Mr. Frost received additional stock options to purchase 300,000 shares of our common stock, granted under our 2005 Incentive Compensation Plan. One-third of those options vested on September 25, 2008, one-third will vest on June 13, 2009 and one-third will vest on June 13, 2010. The exercise price was $0.40, which was the average of the high and low price of our common stock on September 24, 2008, the trading day preceding the date on which the Compensation Committee granted the options. Mr. Frost’s employment agreement also entitles him to participate in employee benefit plans which are available to our other senior executives, annual vacation and reimbursement of reasonable business expenses.

          Mr. Bankoski’s employment agreement was effective on July 30, 2007 and has an initial term that ends on July 30, 2010. The term may be extended upon our agreement with Mr. Bankoski. Mr. Bankoski’s agreement provides for an annual base salary of $152,500 per year and an annual discretionary bonus pursuant to the bonus plan available to the most senior members of our management. The agreement also provides that Mr. Bankoski is entitled to participate in employee benefit plans which are available to our other senior executives, annual vacation and reimbursement of reasonable business expenses.

          Mr. Wilkins’ employment agreement with our wholly-owned subsidiary, On2 Technologies (UK) Limited (f/k/a/ MetaVisual Creations Limited) was effective July 30, 2007 and has an initial term that ends on July 30, 2010. The term may be extended upon our agreement with Mr. Wilkins. Mr. Wilkins’ agreement provides for an annual base salary of ₤90,000 ($130,000 as of December 31, 2008) per year and an annual discretionary bonus pursuant to the bonus plan available to the most senior members of our management. The agreement also provides that Mr. Wilkins is entitled to participate in employee benefit plans which are available to our other senior executives, annual vacation and reimbursement of reasonable business expenses.

          Mr. Reusing’s employment agreement became effective September 15, 2009 and has an initial term that ends on September 14, 2011. Mr. Reusing’s agreement provides for an annual base salary of $230,000 and an annual review of his base salary by the Compensation Committee. Mr. Reusing also received stock options to purchase 250,000 shares of our common stock. One-third of those options vested on September 18, 2008, one-third will vest on September 18, 2009 and one-third will vest September 18, 2010. The exercise price was $0.42, which was the average of the high and low price of our common stock on September 17, 2008, the trading day preceding the date on which the Compensation Committee granted the options. Mr. Reusing also received a restricted stock grant of 50,000 shares of the Company’s common stock, with one-half of the shares vesting on September 18, 2009 and one-half on September 18, 2010.

          Under each of the employment agreements with Messrs. Frost, Bankoski, Wilkins and Reusing, certain payments and benefits are due if we terminate the agreement without cause. For additional information concerning these payments and benefits, see “Potential Payments Upon Termination” beginning on page 33.

Salary and Cash Incentive Awards in Proportion to Total Compensation

          The Compensation Committee believes that a portion of each Named Executive Officer’s compensation should be in the form of equity awards. The following table sets forth the percentage of each Named Executive Officer’s total compensation that was paid in the form of base salary and cash incentive award under the 2008 performance-based incentive plan. The Compensation Committee anticipates that salary and cash incentive awards will constitute a smaller percentage of each Named Executive Officer’s total compensation in future years as the Compensation Committee has additional opportunity to structure appropriately targeted long-term equity-based incentive awards, such as stock options and restricted stock and at such time, if any, as On2 achieves profitability.

Name	Percentage of Total Compensation
Bill Joll	58%
Anthony Principe	82
Matthew Frost	74
James Bankoski	66
Paul Wilkins	89
Tim Reusing	71
Eero Kaikkonen	93

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

          The following table provides information about the stock option awards and stock awards held by the Named Executive Officers as of December 31, 2008. This information includes unexercised and unvested stock options, and unvested restricted stock awards. Each equity award is separately shown for each Named Executive Officer. The vesting schedule for each equity award is shown immediately following the table based on the date on which the stock option award was granted and based on whether it is a stock option award or a restricted stock award. The market value of restricted stock awards is based on the closing price of Company common stock as of December 31, 2008 (the last market trading date during the Company’s 2008 fiscal year), which was $0.20.

	Option Awards							Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bill Joll	05/01/2006		1,000,000			$0.90	09/30/2010
	05/01/2006		500,000			$0.90	09/30/2010

Anthony	08/26/2002		12,500			$0.14	03/15/2011	11/13/07	33,335	(1)	$6,700	—	—
Principe	10/01/2002		10,000			$0.32	03/15/2011	9/25/08	36,000	(1)	$7,200
	11/05/2003		50,000			$1.25	03/15/2011
	05/13/2004		35,000			$0.66	03/15/2011
	12/03/2004		40,000			$0.57	03/15/2011
	06/27/2005		40,000			$0.59	03/15/2011
	11/18/2005		100,000			$0.79	03/15/2011
	9/25/2008	(a)		103,000	(c)	$0.40	9/25/2016

Matthew	12/15/2003		75,000			$1.36	12/15/2013	11/13/07	33,335		$6,700	—	—
Frost	05/13/2004		35,000			$0.66	05/13/2014	9/25/08	250,000		$50,000
	12/03/2004		140,000			$0.57	12/03/2014
	11/18/2005		100,000			$0.79	11/18/2013
	04/03/2006		75,000			$0.81	04/03/2014
	9/25/2008	(b)	100,000	340,000		$0.40	9/25/2016

James	08/08/2000		25,000			$3.38	08/08/2010	5/18/07	17,500		$3,500	—	—
Bankoski	1/28/2008		25,000	50,000		$0.90	1/28/2016	9/25/08	40,000		$8,000
	9/25/2008	(a)		103,000		$0.40	9/25/2016

Paul Wilkins	9/27/1999		47,500			$11.25	9/27/2009	11/13/07	21,149	(2)	$4,250	—	—
	11/22/2005		40,000			$0.79	11/22/2013	9/25/08	40,000	(2)	$8,000
	1/28/2008		25,000	50,000		$0.90	1/28/2016
	9/25/2008	(a)		103,000		$0.40	9/25/2016

Tim Reusing	9/18/2008		83,333	166,667		$0.42	9/18/2016	9/18/08	50,000		$10,000

Eero	11/8/2007		25,000	50,000	(3)	$1.04	4/16/2009
Kaikkonen	9/25/2008			140,000	(3)	$0.40	4/16/2009

(1)	Mr. Principe resigned from the Company effective March 16, 2009 and therefore these unvested restricted stock shares were terminated.
(2)
Paul Wilkins received an award of 42,500 and 40,000 shares of cash-settled restricted stock units in 2007 and 2008, respectively. Each unit awarded represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date. No shares of common stock will be issued pursuant to this award, as the award is settled in cash.

(3)	Mr. Kaikkonen resigned from the Company effective January 16, 2009 and therefore these unvested stock options were terminated.

Option Awards Vesting Schedule

Grant Date		Vesting Schedule
08/08/2000		33.34% 1 year after grant; 33.33% 2 years after grant; 33.33% 3 years after grant
08/26/2002		25% immediately; 25% 1 year after grant; 25% 2 years after grant; 25% 3 years after grant
10/01/2002		50% in 6 months; 50% 1 year after grant
11/15/2003		50% immediately; 50% 1 year after grant
12/15/2003		33.33% immediately; 33.33% 1 year after grant; 33.34% 2 years after grant
05/13/2004		50% immediately; 50% 1 year after grant
12/03/2004		100% 1 year after grant
06/27/2005		50% immediately; 50% 1 year after grant
11/18/2005		50% immediately; 50% 1 year after grant
11/22/2005		50% immediately; 50% in 1 year
04/03/2006		50% immediately; 50% on 02/28/07
05/01/2006	(a)	33.34% vests on 05/01/06; 33.33% vests on 11/08/06; 33.33% vests on 05/08/07
05/01/2006	(b)	100% vests on 05/08/08
01/28/2008		33.33% vests on 07/30/08; 33.33% vests on 7/30/09; 33.33% vests on 7/30/10
09/18/2008		33.33% immediately; 33.33% 1 year after grant; 33.34% 2 years after grant
09/25/2008	(a)	33.33% 1 year after grant; 33.33% 2 years after grant; 33.34% 3 years after grant
09/25/2008	(b)	100,000 shares vest on 9/25/08; 100,000 on 6/13/09; 46,666 on 9/25/09; 100,000 on 6/13/10; 46,667 on 9/25/10; 46,667 on 9/25/11

09/25/2008	(c)	As of March 16, 2009, the date of Mr. Principe’s resignation from employment with the Company, all 103,000 of these options were terminated.

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule

Anthony Principe 11/13/07	27,513 shares on 11/13/08; 33,335 terminated upon Mr. Principe’s resignation from the Company effective March 16, 2009.

Anthony Principe 09/25/08	36,000 on 03/28/10

Matthew Frost 11/13/07	32,847 on 11/13/08; 8,335 on05/13/09; 8,335 on11/13/09; 8,335 on05/13/10; 8,330 on 11/13/10

Matthew Frost 09/25/08	125,000 on 9/25/09; 125,000 on 9/25/10

James Bankoski 5/18/07	23,293 on 5/18/08; 5,835 on11/18/08; 5,834 on 5/18/09; 5,835 on11/18/09; 5,831on 5/18/10

James Bankoski 09/25/08	40,000 on 03/28/10

Paul Wilkins 11/13/07	14,167 on 5/18/08; 7,084 on11/18/08; 7,083 on 05/18/09; 7,083 on 11/18/09; 7,083 on 5/18/10

Paul Wilkins 09/25/08	40,000 on 03/28/10

Tim Reusing 09/18/08	25,000 on 9/18/09; 25,000 on 9/18/10

Eero Kaikkonen 09/25/08	None

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

          The following table provides information for the Named Executive Officers regarding stock options that were exercised during fiscal 2008 and the vesting of stock, including restricted stock, during fiscal 2008.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Bill Joll	—	—	107,629	$37,000
Anthony Principe	—	—	27,513	$7,000
Matthew Frost	—	—	32,847	$9,000
James Bankoski	—	—	29,128	$24,000
Paul Wilkins	—	—	21,251	$16,000
Tim Reusing	—	—	—	—
Eero Kaikkonen	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION

Employment Agreements

          As explained in the Narrative to the Summary Compensation table on pages 28 to 30 and the Grants of Plan-Based Awards in 2008 table on page 27, we have entered into employment agreements with Messrs. Joll, Frost, Bankoski and Reusing. Our employment agreement with Mr. Joll terminated on June 11, 2008 upon his resignation from the Company as Chief Executive Officer and President. Also, our wholly-owned subsidiary, On2 Technologies (UK) Limited (f/k/a MetaVisual Creations Limited), has entered into an employment agreement with Mr. Wilkins. These agreements provide for certain payments and other benefits if their employment with us is terminated under circumstances described in the agreements. The specific payments and benefits depend on the type of termination event. The standard definitions contained in these employment agreements for the various types of termination events covered under the agreements are described below, although the exact definitions may vary by agreement and by Named Executive Officer.

●
“Resignation for Good Reason” means a termination that the executive initiates if: we, without the executive’s consent, fail to continue to employ him in his position; there is a material diminution in the nature or scope of his responsibilities, duties or authority, or the budget over which the executive retains authority; there is a material change in the geographic location at which the executive must perform services; we fail to make any payment or provide any benefit due under the agreement 15 days after notice of such has been made to us; or we otherwise materially breach the agreement.

●	“Resignation without Good Reason” means a termination initiated by the Named Executive Officer that is not a Resignation for Good Reason.

●
“Termination for Cause” means termination of the Named Executive Officer’s employment by us due to his failure to satisfactorily perform material services required by the Board; conviction of a felony, any crime of moral turpitude or any act of material fraud or dishonesty; repeated failure to satisfactorily perform material services required under the agreement; willful misconduct or gross negligence in the performance of his duties; disregard or violation of the legal rights of our employees or of our written policy regarding harassment or discrimination; or a breach of any material provision of the employment agreement.

●	“Termination without Cause” means a termination by us of the Named Executive Officer’s employment that is not a Termination for Cause.

●
“Non-extension of Term by On2 “ means termination initiated by us by providing notice to the Named Executive Officer that the current term of the agreement will not be automatically extended beyond its scheduled end date.

●
“Disability Termination” means termination of the executive’s employment by us because of the executive’s failure, as a result of disability or incapacity, to perform material duties for a period of six consecutive weeks or an aggregate of twelve weeks during any twelve month period in the case of Messrs. Bankoski and Wilkins and twelve consecutive weeks or an aggregate of twelve weeks during any twelve month period in the case of Messrs. Frost and Reusing.

●	“Death Termination” means the automatic termination of the agreement upon the Named Executive Officer’s death.

          Bill Joll was subject under his employment agreement to non-competition and non-solicitation restrictions following termination of his employment for any reason. These restrictions applied for 12 months. In addition, Mr. Joll was entitled under his employment agreement to continue coverage under company-sponsored group health plans for a period of six months following termination of employment. Mr. Frost is also entitled to continue coverage under company-sponsored group health plans following termination of employment for a period of six months.

          The following tables describe the potential payments and benefits under each employment agreement. The agreements vary as to whether a particular type of termination event entitles the Named Executive Officer to any benefits or payments.

Bill Joll
Former Chief Executive Officer and President
(Resigned as of June 11, 2008)

Executive Benefits and Payments Upon Separation (1)	Resignation for Good Reason	Non-extension of Term by the Executive	Resignation without Good Reason	Termination for Cause	Termination without Cause	Non-extension of Term by On2	Disability Termination	Death Termination

Compensation:
Severance (2)	$325,000	$0	$0	$0	$325,000	$162,500	$27,083	$0
Bonus (3)	$108,333 to $325,000	$0	$0	$0	$0	$0	$0	$0

Benefits & Perquisites:
Health Plan Continuation	$10,853	$0	$0	$0	$0	$0	$0	$0

Total	$335,853	$0	$0	$0	$325,000	$162,500	$27,083	$0

(1)	The amounts shown in this table were computed based on the following assumptions: the termination date is December 31, 2007; Mr. Joll’s base salary is $325,000.

(2)
For Resignation for Good Reason or Termination without Cause, severance is one year of his base salary at termination and is paid in a single lump sum. For a Non-extension of Term by On2, severance is continued payment of base salary for six months following the date on which Mr. Joll receives the notice of non-renewal. For a Disability Termination, severance is continued payment of base salary for 30 days following the notice of termination by us.

(3)
The bonus amount shown in the event of a Resignation for Good Reason or Termination without Cause is an amount that the Board determines is the amount of the bonus that would become payable for that year in which the termination or resignation occurs, based upon the goals agreed to by us and Mr. Joll for that year, payable at the end of the year. The range of the bonus is 33% to 100% of Mr. Joll’s base salary, which is determined by specific cash flow targets. For 2007, however, since the cash flow targets were not met, Mr. Joll was not awarded a bonus.

Matthew Frost
Interim Chief Executive Officer and Chief Operating Officer

Executive Benefits and Payments Upon Separation (1)	Resignation for Good Reason	Non-extension of Term by the Executive	Resignation without Good Reason	Termination for Cause	Termination without Cause[4]	Non-extension of Term by On2	Disability Termination	Death Termination

Compensation:
Severance (2)	$250,000	$0	$0	$0	$250,000	$0	$0	$0
Bonus (3)	$0 to $125,000	$0	$0	$0	$0 to $125,000	$0	$0	$0

Benefits & Perquisites:
Health Plan Continuation	$14,217	$0	$0	$14,217	$14,217	$14,217	$14,217	$14,217

Total	$264,217	$0	$0	$14,217	$264,217	$14,217	$14,217	$14,217

(1)	The amounts shown in the above table were computed based on the following assumptions: the termination date was December 31, 2008; Mr. Frost’s base salary was $250,000.

(2)	Severance is continuation of annual base salary for 365 days from the date of termination in the event of a Termination without Cause or Resignation for Good Reason.

(3)
The bonus amount shown in the event of a Resignation for Good Reason or Termination without Cause is an amount that the Board estimates Mr. Frost would have been entitled to had he remained employed for the remainder of the applicable bonus period. The range of the bonus is 0 to 50% of Mr. Frost’s base salary, which is determined by specific cash flow targets.

(4)
In the event of a Termination without Cause before the end of the term of the agreement, all of Mr. Frost’s restricted stock shares and outstanding options that would have vested and, in the case of options become exercisable, had he remained employed for the full term of the agreement will automatically vest as of termination.

James Bankoski
Senior Vice President of Core Technologies and Chief Technology Officer

Executive Benefits and Payments Upon Separation (1)	Resignation for Good Reason	Non-extension of Term by the Executive	Resignation without Good Reason	Termination for Cause	Termination without Cause(4)	Non-extension of Term by On2	Disability Termination	Death Termination

Compensation:
Severance (2)	$78,852	$0	$0	$0	$78,852	$0	$0	$0
Bonus (3)	$0 to $78,852	$0	$0	$0	$0 to $78,852	$0	$0	$0

Benefits & Perquisites:
Health Plan Continuation	$0	$0	$0	$0	$8,573	$0	$0	$0

Total	$78,852	$0	$0	$0	$87,425	$0	$0	$0

(1)	The amounts shown in the above table were computed based on the following assumptions: the termination date was December 31, 2008; Mr. Bankoski’s base salary was $157,075.

(2)	Severance is continuation of annual base salary for 180 days from the date of termination in the event of a Termination without Cause, Disability Termination, or Death Termination.

(3)
The bonus amount shown in the event of a Resignation for Good Reason or Termination without Cause is an amount that the Board estimates Mr. Bankoski would have been entitled to had he remained employed for the balance of applicable bonus period. The range of the bonus is 0 to 50% of Mr. Bankoski’s base salary.

(4)
In the event of a Termination without Cause before the end of the term of the agreement, all of Mr. Bankoski’s outstanding options that would have vested and become exercisable had he remained employed for the full term of the agreement will automatically vest as of termination.

Paul Wilkins
Senior Vice President of Research and Development and Chief Technology Officer

Executive Benefits and Payments Upon Separation (1)	Resignation for Good Reason	Non-extension of Term by the Executive	Resignation without Good Reason	Termination for Cause	Termination without Cause(4)	Non-extension of Term by On2	Disability Termination	Death Termination

Compensation:
Severance (2)	$67,000	$0	$0	$0	$67,000	$0	$0	$0
Bonus (3)	$0 to $67,000	$0	$0	$0	$0	$0	$0	$0

Benefits & Perquisites:
Health Plan Continuation	$0	$0	$0	$0	$684	$0	$0	$0

Total	$67,000	$0	$0	$0	$67,684	$0	$0	$0

(1)
The amounts shown in the above table were computed based on the following assumptions: the termination date was December 31, 2008; Mr. Wilkins’ base salary was $134,000. Mr. Wilkins is paid in his domestic currency which is the British Pound. For purposes of this table, we used the conversion rate at December 31, 2008.

(2)	Severance is continuation of annual base salary for 180 days from the date of termination in the event of a Termination without Cause, Disability Termination, or Death Termination.

(3)
The bonus amount shown in the event of a Resignation for Good Reason or Termination without Cause is an amount that the Board estimates Mr. Wilkins would have been entitled to had he remained employed for the balance of applicable bonus period. The range of the bonus is 0 to 50% of Mr. Wilkins’ base salary, which is determined by specific cash flow targets.

(4)
In the event of a Termination without Cause before the end of the term of the agreement, all of Mr. Wilkins’ outstanding options that would have vested and become exercisable had he remained employed for the full term of the agreement will automatically vest as of termination.

Tim Reusing
General Counsel, Executive Vice President, Corporate and Business Development and Secretary

Executive Benefits and Payments Upon Separation (1)	Resignation for Good Reason	Non-extension of Term by the Executive	Resignation without Good Reason	Termination for Cause	Termination without Cause(4)	Non-extension of Term by On2	Disability Termination	Death Termination

Compensation:
Severance (2)	$230,000	$0	$0	$0	$230,000	$0	$0	$0
Bonus (3)	$0 to $165,000	$0	$0	$0	$0 to $165,000	$0	$0	$0

Benefits & Perquisites:
Health Plan Continuation	$14,181	$0	$0	$14,181	$14,181	$14,181	$14,181	$14,181

Total	$244,181	$0	$0	$14,181	$244,181	$14,181	$14,181	$14,181

[1]	The amounts shown in the above table were computed based on the following assumptions: the termination date was December 31, 2008; Mr. Reusing’s base salary was $230,000.

[2]	Severance is continuation of annual base salary for 180 days from the date of termination in the event of a Termination without Cause, Disability Termination, or Death Termination.

[3]
The bonus amount shown in the event of a Resignation for Good Reason or Termination without Cause is an amount that the Board estimates Mr. Reusing would have been entitled to had he remained employed for the balance of applicable bonus period. The range of the bonus is 0 to 50% of Mr. Reusing’s base salary, which is determined by specific cash flow targets.

[4]
In the event of a Termination without Cause before the end of the term of the agreement, all of Mr. Reusing’s restricted stock shares and outstanding options that would have vested and, in the case of options become exercisable, had he remained employed for the full term of the agreement will automatically vest as of termination.

          Life Insurance Benefit. If Mr. Frost had died on December 31, 2008, his survivor would have received $250,000 under the supplemental term life insurance policy for which we annually pay premiums. If Mr. Reusing had died on December 31, 2008, his survivor would have received $230,000 under the supplemental term life insurance policy for which we annually pay premiums. If Bankoski had died on December 31, 2008, his survivor would have received $152,500 under the supplemental term life insurance policy for which we annually reimburse premiums.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL 2008

          We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve as non-management directors on the Board. Director compensation is reviewed annually by the Compensation Committee and changes are made to the total director compensation package when the Board determines that such changes are appropriate. The Compensation Committee may from time to time engage independent compensation consultants to evaluate our director compensation program relative to the same Peer Group of companies that the Compensation Committee will consider in setting executive compensation, as described in “Compensation Discussion and Analysis” beginning on page 13. During the fiscal year ended December 31, 2008, each non-management director received an annual retainer fee of $10,000 for service on the Board and $5,000 for each committee on which they serve, except that non-management directors who are chairmen of the Audit and Compensation Committees received $10,000 for their service on each such committee. In addition, non-management directors are compensated $1,000 for each Board meeting attended in excess of four annually. During the fiscal year ended December 31, 2008, there was one such meeting. All members of the Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings and committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James Meyer	$41,000	$58,000		—	—	—	—	$99,000

William Newman(1)	$5,000	$66,000		—	—	—	—	$71,000

Thomas Weigman	$24,000	$58,000		—	—	—	—	$82,000

J. Allen Kosowsky	$43,000	$125,000		—	—	—	—	$168,000

Mike Kopetski	$22,000	$58,000		—	—	—	—	$80,000

Mike Alfant	$4,000	$67,000		—	—	—	—	$71,000

Afsaneh Naimollah	$24,000	$58,000		—	—	—	—	$82,000

Pekka Salonoja(2)	—	$29,000	(2)	—	—	—	—	—

(1)
Mr. Newman resigned from the Board of Directors effective November 19, 2008. Pursuant to an agreement entered into between Mr. Newman and the Company at the time of his resignation, the exercisability of Mr. Newman’s 465,000 outstanding stock options held as of the date of his resignation was extended to the second anniversary of his resignation and the 63,206 unvested restricted stock shares held at the time of his resignation would continue to vest in accordance with the terms of the applicable grants on the same basis as if Mr. Newman had remained a Director.

(2)
Mr. Salonoja resigned from Board of Directors effective November 4, 2008. Mr. Salonoja’s stock awards represented restricted shares that had not vested as of Mr. Salonoja’s resignation and therefore were terminated.

AUDIT COMMITTEE

General

          In accordance with a written charter adopted by our Board of Directors, the Audit Committee of our Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and accounting principles generally accepted in the United States of America and for issuing a report thereon.

          In this context, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with auditing standards generally accepted in the United States of America and accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from us and our management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

          The Audit Committee discussed with our management and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the management and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles. In connection with the Company’s 2007 audit, the Audit Committee commenced an independent review of certain transactions in the first quarter of 2008, and concluded this review during the second quarter of 2008. This review is discussed below.

Summary of Audit Committee Review of Certain 2007 Transactions

          The Audit Committee’s independent review commenced after the Audit Committee was informed by our management that certain documentation provided to us relating to two sales accounts for which revenue had been recognized in the third quarter of 2007 had been falsified. Management made this discovery during the preparation of our 2007 annual financial statements. The Audit Committee concluded, with respect to four accounts, including the two sales accounts previously mentioned, that we incorrectly recognized revenue of $185,000 for the second quarter of 2007 and $589,000 for third quarter of 2007. In addition, during the preparation of our 2007 annual financial statements and prior to discovery of the falsified documentation mentioned above, management determined that revenue of $42,000 had been incorrectly recognized in the third quarter of 2007. The revenue that was incorrectly recognized during these periods is to be recognized on a cash basis when and if collected. As of the filing date of the 2007 Annual Report, only a portion of the amounts owed in connection with Account 4, defined below, had been collected. When we filed our Current Report Form 8-K on May 27, 2008, the Audit Committee had also preliminarily determined to establish a bad debt reserve of $383,000 in the fourth quarter of 2007 for certain sales to a fifth account. Upon further examination of the facts and circumstances involved in sales to this account, we confirmed that sales had occurred to this account, that a reserve for $383,000 was required, but that the reserve should have been established in the third quarter, rather than the fourth quarter, of 2007. To establish that reserve we recorded a general charge to general and administrative expense of $383,000 which increased On2’s net loss for the third quarter of 2007 by that amount (in addition to the $631,000 of revenue that was reversed in the period). The establishment of the reserve also resulted in a reduction in accounts receivable, net of allowance for doubtful accounts on our balance sheet at September 30, 2007, by the same amount.

          The foregoing correction to our financial statements for the second quarter of 2007 increased our net loss by $185,000. The foregoing corrections to our financial statements for the third quarter of 2007 increased our net loss by $1,014,000.

Findings of Audit Committee Review

          On May 26, 2008, the Audit Committee determined that the financial statements in the Company’s Quarterly Reports on Form 10-Q for the three months ended June 30 and September 30, 2007, should no longer be relied upon. The Audit Committee reached this determination based on its review of the Company’s sales to five accounts and its conclusion that the Company’s revenue recognition as to four of those accounts did not comply with applicable accounting principles. One account of $300,000 ($280,000 for software and $20,000 for post-contract support), of which $280,000 was recognized in the third quarter of 2007, which represented approximately 10.9% of the previously-reported revenues for that quarter (“Account 1”); a second account of $320,000 ($300,000 for software and $20,000 for post-contract support), of which $300,000 was recognized in the third quarter of 2007, which represented approximately 11.7% of the previously-reported revenues for that quarter (“Account 2”); a third account of $150,000 ($125,000 for software and $25,000 for post-contract support), of which $125,000 was recognized in the second quarter of 2007, which represented approximately 4.9% of the previously-reported revenues for that quarter (“Account 3”); and a fourth account of $70,000 ($60,000 for software and $10,000 for post-contract support), of which $60,000 was recognized in the second quarter of 2007, which represented approximately 2.4% of the previously-reported revenues for that quarter (“Account 4”). With respect to the fifth account (“Account 5”) reviewed by the Audit Committee, the Company established a bad debt reserve in the third quarter of 2007 in the amount of $383,000, which reflects an estimate of the uncollectibility of certain revenues that had previously been recognized in the first three quarters in 2007. The Company has restated its previously issued financial statements for the three and six months ended June 30, 2007, in Amendment No. 1 to its Quarterly Report on Form 10-Q for quarterly period ended June 30, 2007, to correct the incorrect recognition of revenue in the period relating to Account 3 and Account 4. The Company also restated its previously issued financial statements for the three and nine months ended September 30, 2007 in Amendment No. 1 to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, to correct the incorrect recognition of revenue in the period relating to Account 1 and Account 2, as well as the incorrect recognition in the period of an additional $42,000 (because the Company did not have sufficient evidence to establish the creditworthiness of the customer) and the establishment of a bad debt reserve relating to Account 5.

          Pursuant to American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2, Software Revenue Recognition (“SOP 97-2”) and Staff Accounting Bulletin No. 104 (“SAB 104”) one element of revenue recognition is consideration of whether the collectibility of sales revenue is reasonably assured ( i.e. , whether the purchaser is creditworthy with respect to that transaction). During the 2007 year-end audit process, management learned that the creditworthiness of Account 1 and Account 2, both of which were European customers, had been assessed, and approximately $580,000 in revenue had been recognized in the third quarter of 2007, based upon falsified documentation that the Company received. The Company learned of the falsified documentation when the sales representative (the “Sales Representative”) responsible for Accounts 1, 2 and 4; and who was also involved with Account 3; who was employed by a European outsourcing company that the Company initially retained in 2006 (and to whom the Company paid commissions in connection with Accounts 1, 2, 3 and 4, but whom we terminated in April 2008 as a result of this review) admitted to the Company’s Executive Vice-President, Legal and Business Affairs, to falsifying documentation purporting to establish the creditworthiness of Account 1. The documentation purporting to establish the creditworthiness of Account 2 was subsequently determined to be false, although the identity of the person or persons responsible for falsifying such documentation was not ascertained during the Audit Committee review.

          After determining that the documentation purporting to support the creditworthiness of Accounts 1 and 2 was false, management informed the Audit Committee, which then commenced its review. The Audit Committee’s review focused exclusively on the following issues: (1) whether the false documentation identified with respect to Accounts 1 and 2 was limited to those accounts, or whether it affected other accounts that were either affiliated with the Sales Representative or were deemed by management to be material to the quarter in 2007 in which revenue for those accounts had been recognized (Accounts 3, 4 and 5); (2) whether the Sales Representative falsified documentation for his own financial benefit and/or at the direction, or with the knowledge, of management; and (3) whether information obtained during the review indicated that Accounts 1 and 2 were not legitimate transactions.

          The Audit Committee conducted its review of Accounts 1 through 5 with the assistance of Latham & Watkins LLP and FTI Consulting, and with the support and cooperation of management and personnel. The review was conducted over a period of approximately six weeks, and included collection and review of more than two million pages of documents, as well as interviews of eight members of management and sales force teams in the United States and the Sales Representative in Europe.

          With respect to Account 1, with which the Company had no previous business relationship, the Audit Committee found that the Company paid a sales commission to the European outsourcing company upon execution of the contract with Account 1, and that the Sales Representative received a commission from the outsourcing company in connection with Account 1, but found no evidence that the commission was affected by the Sales Representative’s falsification of documentation concerning the creditworthiness of Account 1. Although the Audit Committee found no evidence that the Sales Representative acted at the direction, or with the knowledge, of any member of management in falsifying documentation concerning the creditworthiness of Account 1, it found that the Sales Representative had been directed by senior management to obtain evidence of the creditworthiness of Account 1 so that revenue could be recognized in the third quarter of 2007. The Audit Committee also found that senior management did not adequately instruct the Sales Representative regarding (and the Company did not have a practice or policy regarding) the types of information that could be used in making a creditworthiness determination pursuant to the applicable revenue recognition accounting principles. In addition, the Audit Committee determined that, although sales revenue from Account 1 was recognized in the third quarter of 2007, evidence relating to creditworthiness was not obtained until the fourth quarter of 2007, however, prior to the filing of the third quarter Form 10-Q. The Audit Committee concluded that the sales revenue of $280,000 from Account 1, which was previously recognized in the third quarter of 2007, did not constitute a sale for which revenue could be recognized, and therefore no revenue should have been recognized in the third quarter of 2007 or any other period.

          With respect to Account 2, with which the Company had no previous business relationship, the Audit Committee has been unable to determine the identity of the person or persons who falsified documentation concerning the creditworthiness of Account 2. Although the Audit Committee has found no evidence establishing that management directed or had knowledge of the falsification of any document, it has found that the Sales Representative had been directed by senior management to obtain evidence of the creditworthiness of Account 2 so that revenue could be recognized in the third quarter of 2007. The Audit Committee determined that, although sales revenue from Account 2 was recognized in the third quarter of 2007, evidence relating to creditworthiness was not obtained until the fourth quarter 2007, however, prior to the filing of the third quarter Form 10-Q. The Audit Committee also found that senior management did not adequately instruct the Sales Representative regarding (and the Company did not have a policy or practice regarding) the types of information that could be used in making a creditworthiness determination pursuant to the applicable revenue recognition accounting principles. The Audit Committee has concluded that the sales revenue of $300,000 from Account 2, which was previously recognized in the third quarter of 2007, did not constitute a sale for which revenue could be recognized, and therefore no revenue should have been recognized in the third quarter of 2007 or any other period. The revenue will be recognized on a cash basis when and if collected.

          With respect to Accounts 3 and 4, with which the Company did not have previous business relationships, the Audit Committee did not find evidence of falsified documentation. The Audit Committee determined that the Company did not have sufficient evidence to establish the creditworthiness of Accounts 3 or 4 when it recognized $125,000 and $60,000, respectively, in revenue in the second quarter 2007, and that the Company did not have a practice or policy regarding the types of information that could be used in making such creditworthiness determinations. Neither Account 3 nor 4 has acknowledged its contract to the Company’s independent registered public accountants, and there is evidence that Account 3 disputes the terms of its contract with the Company. Account 3 has made no payments to the Company. Account 4 has paid a portion of its outstanding receivable, which is now current. The Audit Committee concluded that the sales revenue of $185,000 from Accounts 3 and 4 was untimely recognized in the second quarter of 2007. Account 3 was determined not to constitute a sale for which revenue could be recognized in any period. The $60,000 of revenue from Account 4 was reclassified to deferred revenue in the second quarter of 2007 and revenue will be recognized as the payments are received. The Company received payments of $8,000 in the fourth quarter of 2007 and $30,000 in the first quarter of 2008. The balance is not yet due. Additionally, the Company reversed $9,000 of support revenue associated with Account 3 and 4 in the third quarter of 2007.

          With respect to Account 5, with which the Company had a prior business relationship, the Audit Committee did not find evidence of falsified documentation. The Audit Committee found that the creditworthiness of Account 5 was based on the past credit payment history with the Company. It also found that, when payments associated with Account 5 became past due in 2007, the Company continued selling to Account 5 without re-assessing its creditworthiness until September 2007, when the account was significantly past due. Further sales were suspended in the fourth quarter of 2007. The Audit Committee concurred with management’s recommendation that a bad debt reserve of $383,000 should be taken in the fourth quarter of 2007 in connection with its sales to Account 5. Upon further examination of the facts and circumstances involved in Account 5, the Company confirmed that sales had occurred to Account 5, that a reserve for $383,000 was required, but that the reserve should have been established in the third quarter, rather than the fourth quarter, of 2007. To establish that reserve, the Company recorded a general charge to general and administrative expense of $383,000, which increased the Company’s net loss for the third quarter of 2007 by that amount (in addition to the $631,000 of revenue that was reversed in the period). The establishment of the reserve also resulted in a reduction in accounts receivable, net of allowance for doubtful accounts on the Company’s balance sheet at September 30, 2007, by the same amount.

          In addition, during the preparation of the Company’s 2007 annual financial statements and prior to discovery of the falsified documentation mentioned above, management determined that revenue of $42,000 had been incorrectly recognized in the third quarter of 2007 because of insufficient evidence to establish the creditworthiness of the customer.

          Management also conducted a review of the Company’s sales to all accounts for which revenue was recognized in fiscal 2007, including the accounts of Hantro Products Oy, which the Company acquired in November 2007, for the purposes of determining that the criteria set forth in SOP 97-2 and SAB 104 were satisfied and that revenue was properly recognized for each account. Management concluded that, except for the accounts discussed above and the $42,000 that also was incorrectly recognized, the criteria set forth in SOP 97-2 and SAB 104 were satisfied and revenue was properly recognized for all of these accounts.

Identification and Remediation of Material Weaknesses in Internal Control over Financial Reporting

          As a result of our determination in 2008 to restate On2’s financial statements for the second and third quarters of 2007 and in connection with the preparation of our 2007 Annual Report, management identified three material weaknesses in our disclosure controls and procedures and internal control over financial reporting and reported those to our Audit Committee. Management identified a material weakness in our procedures for recognizing revenue, specifically with respect to our procedures for assessing whether collectibility is reasonably assured. This material weakness resulted in the incorrect recognition of revenue in our financial statements for the second and third quarters of 2007. In addition, management identified a material weakness in our control environment, specifically relating to our tone at the top. This material weakness was evidenced by the control tone and control consciousness of our former Chief Executive Officer and resulted in the override and the possibility of override of controls or interference with our policies, procedures and internal control over financial reporting. Management also identified a material weakness in the design and operation of our procedures for determining the accuracy and completeness of our estimate of allowance for doubtful accounts. This material weakness resulted in a misstatement of accounts receivable, net of allowance for doubtful accounts on our balance sheet at the end of the third quarter of 2007 and an understatement of our general and administrative expenses for the period. For more information on these matters, please refer to our 2007 Annual Report, in particular, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item, Controls and Procedures and Item 1A, Risk Factors.

Prior to the filing of this report, we have taken certain steps to remediate these material weaknesses, as further described in Item 9A of our 2008 Annual Report. At the direction of the Audit Committee, management in 2008 developed a detailed plan and timetable for the implementation of these remedial measures. The Audit Committee approved our remediation efforts and has monitored the implementation. As of the filing of this Report, our plan to remediate the material weaknesses in our internal control over financial reporting has been implemented. Under the direction of the Audit Committee, management will continue to review and test the effectiveness in our procedures on an on-going basis, and make necessary changes to the overall design of our internal control environment, as well as policies and procedures to improve the overall effectiveness of internal control over financial reporting.

We believe that the steps we have taken have significantly improved our internal control over financial reporting. We are committed on an ongoing basis to repairing any internal control deficiencies that we identify, whether or not they rise to the level of a material weakness. We believe that with our remediation measures now finalized and fully implemented, we have addressed and corrected the identified material weaknesses and improved the overall effectiveness of our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures. As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take additional measures to address control deficiencies or determine to modify, or in appropriate circumstances discontinue, certain of the remediation measures described above.

Members of the Audit Committee

          The members of the Audit Committee are: J. Allen Kosowsky, Thomas Weigman and Afsaneh Naimollah. The Audit Committee met nine times during the fiscal year ending December 31, 2008.

AUDIT FEES

          Audit fees billed (or expected to be billed) to us by Marcum & Kliegman LLP and Eisner LLP (as auditors for a portion of fiscal 2008) for the audit of our annual financial statements included in our 2008 Annual Report (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and reviews of the quarterly financial statements for the 2008 fiscal year totaled approximately $484,000 and $49,000, respectively. Audit fees billed to us by Eisner LLP for the audit of our annual financial statements included in our annual report on Form 10-K for the 2007 fiscal year and reviews of the quarterly financial statements for the 2007 fiscal year totaled approximately $447,000.

AUDIT-RELATED FEES

          In the last two fiscal years, neither Marcum & Kliegman LLP nor Eisner LLP billed us for any assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

TAX FEES

          In the fiscal year ending December 31, 2008, Marcum & Kliegman LLP and Eisner LLP billed us approximately $-0- and $23,600, respectively, for professional services for tax compliance, tax advice, and tax planning. In the fiscal year ending December 31, 2007, Eisner LLP billed On2 approximately $17,000 for professional services for tax compliance, tax advice, and tax planning.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

          In the last two fiscal years, we did not engage Marcum Kliegman LLP or Eisner LLP to provide advice to us regarding financial information systems design and implementation.

ALL OTHER FEES

          In the fiscal year ending December 31, 2008, Eisner LLP billed us $0.00 and $284,200, respectively, for non-audit services. In the fiscal year ending December 31, 2007, Eisner LLP billed us approximately $122,000 for non-audit services.

Pre-Approval of Audit and Non-Audit Services

          The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditors. During 2008, On2 used Eisner LLP for non-audit services; and therefore, the audit committee was required to approve such services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          We believe that the terms of each transaction described below are comparable to or more favorable to us than terms that would have been obtained in an arms’ length transaction with an unaffiliated party.

          During the years ended December 31, 2008 and 2007, we retained McGuireWoods LLP to perform certain legal services on behalf of the Company and incurred approximately $231,000 and $1,022,000, respectively, for such legal services. William A. Newman, a director of the Company during these periods, was a partner of McGuireWoods LLP until May, 2008. In May 2008, Mr. Newman became a partner at Sullivan & Worcester LLP and the Company incurred $118,000 in legal service fees to Sullivan & Worcester LLP for the year ended December 31, 2008. Mr. Newman resigned as a Director in November 2008. Sullivan & Worcester LLP continues to represent the Company.

Review, Approval or Ratification of Transactions with Related Persons

          We do not have a written policy concerning transactions between us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person. However, our policy is that such transactions shall be reviewed by our Board of Directors and found to be fair to On2 prior to entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally and (ii) compensation decisions with respect to executive officers other than the Chief Executive Officer, which are made by the Compensation Committee pursuant to recommendations of the CEO, as is described under “Compensation Discussion and Analysis” beginning on page 13.

COMMUNICATIONS WITH STOCKHOLDERS

          Stockholders and interested parties who wish to send communications to our Board or any individual Director, including independent Directors and non-management Directors, may do so by writing to the Board, c/o Tim Reusing, Esq., Secretary, at our principal executive offices, 3 Corporate Drive, Suite 100, Clifton Park, New York 12065. Depending on the subject matter, our Secretary will, as appropriate:

● forward the communication to the Director to whom it is addressed or, in the case of communications addressed to the Board generally, to each member of the Executive Committee;

●	attempt to handle the inquiry directly where it is a request for information about us; or

●	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

          Stockholder communications that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the Chairman of the Audit Committee, J. Allen Kosowsky. All communications will be summarized for our Board on a periodic basis and each letter will be made available to any Director upon request.

OTHER MATTERS

          As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposal set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the Proxy will act in respect thereof in accordance with their best judgment.

STOCKHOLDER PROPOSALS

          We currently expect to hold our 2010 Annual Meeting of Stockholders in May 2010. Any stockholder wishing to nominate a candidate for Director or to propose any other business at the 2010 Annual Meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to Tim Reusing, Secretary, at our principal executive offices, 3 Corporate Drive, Suite 100, Clifton Park, New York 12065. To be timely, notice shall be delivered to our Secretary before January 6, 2010 (the date that is 90 days before the anniversary of the date hereof), and no earlier than December 7, 2009 (the date that is 120 days before the first anniversary of the date hereof); provided, that, in the event the date of the 2010 Annual Meeting is more than 30 days before or after the anniversary date of the 2009 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2010 Annual Meeting and no later than the later of 90 days before the 2010 Annual Meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

WHERE YOU CAN FIND MORE INFORMATION

          You may read and copy this Proxy Statement and any document we file with the Securities and Exchange Commission, without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.

          You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

          The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

          You can also inspect reports, proxy statements and other information about us at the offices of The NYSE Amex, 86 Trinity Place, New York, New York 10006.

INCORPORATION OF DOCUMENTS BY REFERENCE

          The Securities and Exchange Commission allows us to “incorporate by reference” into this Proxy Statement information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this proxy statement which update and supersede the information you read in this proxy statement. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this proxy statement.

          The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into the Proxy Statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 12, 2009;

          YOU MAY REQUEST COPIES OF ANY OF THESE FILINGS FREE OF CHARGE BY CONTACTING US AT THE FOLLOWING ADDRESS OR TELEPHONE NUMBER: 3 CORPORATE DRIVE, SUITE 100, CLIFTON PARK, NY 12065 ATTENTION: INVESTOR RELATIONS; TELEPHONE 518-348-0099. YOU MAY ALSO OBTAIN COPIES OF THESE FILINGS FROM OUR WEBSITE, www.ON2.COM, OR FROM THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION, www.SEC.GOV.

By Order of The Board of Directors,

/s/ Tim Reusing
Tim Reusing
Secretary

April 6, 2009

ON2 TECHNOLOGIES, INC. 3 CORPORATE DRIVE, SUITE 100 CLIFTON PARK, NY 12065
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M11723	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	ON2 TECHNOLOGIES, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.				☐	☐	☐

	Vote on Directors

1.	ELECTION OF DIRECTORS
	Nominees:
	01)	J. Allen Kosowsky	04)	James Meyer
	02)	Mike Alfant	05)	Afsaneh Naimollah
	03)	Mike Kopetski	06)	Thomas Weigman

	Vote on Proposal
								For	Against	Abstain
2.	Proposal to ratify the selection of Marcum & Kliegman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.							☐	☐	☐

3.	Proposal to transact such other business as may properly come before the meeting and any adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding  the Availability  of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement  and Annual Report are available at www.proxyvote.com.

M11724

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCK HOLDERS
May 20, 2009
The stockholder(s)  hereby  appoint(s) Tim Reusing and Wayne Boomer,  or  either  of  them,  as  proxies,  each  with  the  power to appoint his substitute,  and hereby authorize(s) them to represent  and to vote, as designated  on the reverse side of this ballot, all of the shares of Common Stock of On2 Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders) to be held at 9:00 a.m.  Eastern Time on May 20, 2009, at the Company's  headquarters  at 3 Corporate  Drive, Suite 100, Clifton Park, NY 12065, and any adjournment  thereof.

THIS PROXY, WHEN PROPERLY EXECUTED,  WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S).    IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES  LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE